Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

By and Between

Omega Financial Corporation

and

Sun Bancorp, Inc.

Dated April 20, 2004

AGREEMENT AND PLAN OF MERGER

TABLE OF CONTENTS

ARTICLE 1 TERMS OF THE MERGER

1.1	The Merger
1.2	Articles of Incorporation, Bylaws, Directors, Officers and Name of the Surviving Corporation.
1.3	Availability of Information.
1.4	Anti-dilution Provisions.

ARTICLE 2 DESCRIPTION OF TRANSACTION

2.1	Terms of the Merger.
2.2	Conversion of Stock.
2.3	Election and Allocation Procedures.
2.4	Election Procedures.
2.5	Mechanics of Payment of Consideration.
2.6	Time and Place of Closing.
2.7	Voting Agreements.
2.8	Reservation of Shares.
2.9	Certain Actions Relating to Rule 16b-3.

ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF SUN

3.1	Organization and Qualification of Sun and Sun Subsidiaries.
3.2	Authorization, Execution and Delivery; Agreement Not in Breach.
3.3	No Legal Bar.
3.4	Consents and Approvals..
3.5	Licenses, Franchises and Permits.
3.6	Charter Documents.
3.7	Sun Financial Statements.
3.8	Absence of Certain Changes.
3.9	Deposits..
3.10	Properties.
3.11	Intellectual Property..
3.12	Condition of Fixed Assets and Equipment.
3.13	Tax Matters.
3.14	Litigation.
3.15	Environmental Matters..
3.16	Insurance..
3.17	Books and Records.
3.18	Capitalization of Sun and the Sun Subsidiaries.
3.19	Sole Agreement.
3.20	Disclosure.

3.21	Absence of Undisclosed Liabilities..
3.22	Allowance for Loan Losses.
3.23	Loan Portfolio.
3.24	Compliance with Laws.
3.25	Employee and Director Benefit Plans.
3.26	Labor Relations.
3.27	Material Contracts.
3.28	Material Contract Defaults.
3.29	Exchange Act and NASDAQ Listing.
3.30	Certain Regulatory Matters.
3.31	Disclosure Controls and Procedures.
3.32	Corporate Approval.
3.33	Broker’s and Finder’s Fees.
3.34	Delays.

ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF OMEGA

4.1	Organization and Qualification of Omega and Subsidiaries.
4.2	Authorization, Execution and Delivery; Agreement Not in Breach.
4.3	No Legal Bar.
4.4	Consents and Approvals.
4.5	Licenses, Franchises and Permits.
4.6	Omega Financial Statements..
4.7	Charter Documents..
4.8	Tax Matters.
4.9	Litigation.
4.10	Insurance..
4.11	Books and Records.
4.12	Capitalization of Omega and the Omega Subsidiaries.
4.13	Disclosure.
4.14	Absence of Undisclosed Liabilities.
4.15	Allowance for Loan Losses.
4.16	Compliance with Laws.
4.17	Employee Benefit Plans..
4.18	Material Contracts.
4.19	Material Contract Defaults.
4.20	Exchange Act and NASDAQ Listing.
4.21	Certain Regulatory Matters.
4.22	Disclosure Controls and Procedures..
4.23	Corporate Approval..
4.24	Broker’s and Finder’s Fees..
4.25	Delays..

ARTICLE 5 COVENANTS OF SUN

5.1	Preparation of Registration Statement and Applications for Required Consents.
5.2	Conduct of Business – Affirmative Covenants.
5.3	Conduct of Business – Negative Covenants.

5.4	Conduct of Business – Certain Actions
5.5	Delivery of Information..
5.6	Notification.
5.7	Inspections Permitted.

ARTICLE 6 COVENANTS OF OMEGA

6.1	Banking Approvals and Other Consents.
6.2	Approvals and Registrations.
6.3	Employee Benefits; Directors Deferred Compensation Plan; Severance Agreements.
6.4	Notification.
6.5	Directors and Officers Indemnification and Insurance Coverage.
6.6	Conduct of Omega Prior to the Effective Time.
6.7	Inspections Permitted.

ARTICLE 7 CONDITIONS TO CLOSING

7.1	Conditions to the Obligations of Omega.
7.2	Conditions to the Obligations of Sun.
7.3	Conditions to Obligations of Each Party.

ARTICLE 8 TERMINATION

8.1	Termination.
8.2	Effect of Termination..
8.3	Fees.

ARTICLE 9 GENERAL PROVISIONS

9.1	Notices.
9.2	Governing Law.
9.3	Counterparts..
9.4	Publicity.
9.5	Entire Agreement; No Third Party Beneficiaries; Assignment.
9.6	Severability.
9.7	Modifications, Amendments and Waivers.
9.8	Interpretation..
9.9	Payment of Expenses.
9.10	Provisions Which Survive.
9.11	No Waiver.
9.12	Remedies Cumulative.
9.13	Confidentiality.

EXHIBITS

Form of Voting Agreement	Exhibit A
Form of Opinions of Sun’s Counsel	Exhibit B-1
Form of Opinions of Omega’s Counsel	Exhibit B-2
McCormack Severance Agreement	Exhibit C

Bixler Severance Agreement	Exhibit D
Miller Severance Agreement	Exhibit E

v

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of April 20, 2004 is entered into by and between Omega Financial Corporation (“Omega” or the “Surviving Corporation” as the context may require), a corporation organized and existing under the laws of Pennsylvania, which is registered as a bank holding company and whose principal offices are located at 366 Walker Drive, State College, Pennsylvania 16804, and Sun Bancorp, Inc. (“Sun”), a corporation organized and existing under the laws of the Commonwealth of Pennsylvania, which is registered as a financial holding company and whose principal offices are located at 155 North 15th Street, Lewisburg, Pennsylvania, 17837.

Omega and Sun are sometimes referred to herein as the “Parties.”

RECITALS

A.                                   The Board of Directors of Sun deems it desirable and in the best interests of Sun and its shareholders that Sun be merged with and into Omega (which would survive the merger as the Surviving Corporation) on the terms and subject to the conditions set forth in this Agreement and in the manner provided in this Agreement.

B.                                     The Board of Directors of Omega deems it desirable and in the best interests of Omega and its shareholders that Sun be merged with and into Omega on the terms and subject to the conditions set forth in this Agreement and in the manner provided in this Agreement.

C.                                     Pursuant to this Agreement, each share of Sun Common Stock outstanding at the Effective Time will be converted into either (i) cash in the amount of $23.25, or (ii) 0.664 shares of Omega Common Stock.  Holders of Sun Common Stock will be entitled to elect their preference with respect to each share of Sun Common Stock held by them, subject to pro rata allocation, such that 20% of Sun Common Stock shall be paid in cash, and 80% of Sun Common Stock will be in the form of Omega Common Stock, including the effect of cash paid in lieu of fractional shares of Omega Common Stock, if any.

D.                                    As an inducement and condition to Omega entering into this Agreement, each director and executive officer of Sun is agreeing to vote all shares of Sun Common Stock owned by them in favor of the transactions contemplated by this Agreement at the meeting of Sun Shareholders at which this Agreement is considered pursuant to a voting agreement in the form attached hereto as Exhibit A (“Voting Agreement”).

E.                                      The Parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger, all as set forth herein.

DEFINITIONS

Except as otherwise provided herein, as used in this Agreement, the following terms shall have the indicated meanings (which shall be applicable to both the singular and plural forms of the terms defined).

“Acquisition Proposal” means a proposed tender offer, written agreement, understanding or other proposal of any nature pursuant to which any Person or group, other than Omega or any Omega Subsidiary, would directly or indirectly (i) acquire or participate in a merger, share exchange, consolidation or any other business combination involving Sun or any Sun Subsidiary; (ii) acquire the right to vote 10% or more of the outstanding voting securities of Sun or any Sun Subsidiary; (iii) acquire 25% or more of the assets or earning power of Sun or of any Sun Subsidiary; or (iv) acquire in excess of 10% of any class of capital stock of Sun or any Sun Subsidiary.

“Acquisition Transaction” means any of the following events:

(i)                                     the acquisition by any Person, other than Omega or any Omega Subsidiary, alone or together with such Person’s Affiliates or any group, of beneficial ownership of 10% or more of the outstanding shares of Sun Common Stock or the right to vote 10% or more of the outstanding voting securities of Sun or any Sun Subsidiary (for purposes of this Subsection (i), the terms “group” and “beneficial ownership” shall be as defined in Section 13(d) of the Exchange Act and regulations promulgated thereunder and as interpreted thereunder);

(ii)                                  a merger, consolidation, share exchange, business combination or any other similar transaction involving Sun or any Sun Subsidiary; or

(iii)                               any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 25% or more of the assets or earning power of the Sun or any Sun Subsidiary, in a single transaction or series of transactions.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person.  For the purposes of this definition, “control” means, when used with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise, and the terms “controlling” and “controlled” have correlative meanings.

“Aggregate Consideration” shall mean the amount that is equal to the sum of (i) the number of Cash Election Shares multiplied by the Cash Merger Consideration, plus (ii) the number of Stock Election Shares multiplied by the dollar amount of the Stock Merger Consideration, determined based upon the Determination Price.  The Aggregate Consideration shall be determined after all adjustments and pro rations required to be made under this Agreement.

“Aggregate Shares” shall mean the number of shares of Sun Common Stock issued and outstanding on the Closing Date, excluding shares for which no consideration is payable as described in Section 2.2(a).

“Applicable Law” means any statute, law, code, rule, or regulation, or any judgment, order, ordinance, writ, injunction, or decree of, any Governmental Authority to which a specified Person or its property or activities is subject.

“Balance Sheet Date” means December 31, 2003.

“Banking Approvals” means (a) the approval of the application filed with the FDIC under the Bank Merger Act and (b) any other approvals and/or Consents required to be obtained from or made to or with the Banking Department, the FDIC, the FRB or the OCC.

“Banking Department” means the Pennsylvania Department of Banking.

“Cash Election” means the election by a Sun Shareholder to receive the Cash Merger Consideration for such Shareholder’s shares of Sun Common Stock.

“Cash Election Shares” means shares of Sun Common Stock as to which a Cash Election has been made.

“Cash Merger Consideration” means $23.25.

“Charter Documents” means, with respect to a particular Person that is not an individual, such Person’s articles or certificate of incorporation or formation, organization certificate, bylaws and any other similar governing documents, all as may be amended or amended and restated from time to time.

“Closing” means consummation of the Merger.

“Closing Date” means the date of the Closing, which shall be on the eighth business day after the last condition precedent pursuant to this Agreement has been fulfilled or waived (including the expiration of any applicable waiting period) or such other date upon which the Parties may mutually agree.

“Code” means the Internal Revenue Code of 1986, as amended.

“Consent” means any consent, non-objection after notice to, approval or authorization of, notice to, or designation, registration, declaration or filing with, any Person.

“Determination Date” means the day which is eight business days before the Closing Date.

“Determination Price” means the mean average market price of Omega Common Stock for the twenty trading days immediately preceding the Determination Date.  In calculating the average market price of Omega Common Stock, the market price on any trading day for which there are trades reported on the NASDAQ National Market shall be the last quoted trading price on that day, and the market price on any trading day for which no trades have been reported on the NASDAQ National Market shall be the average of the high bid and low asked prices on that day as reported by NASDAQ.

 “Effective Time” shall be the close of business on the date on which the Merger is consummated by the filing of Articles of Merger with the Secretary of State of the Commonwealth of Pennsylvania.

“Election Form” shall mean the form mutually prepared by Omega and Sun which shall be distributed to the Sun Shareholders and by which the Sun Shareholders can indicate their election to receive the Cash Merger Consideration or the Stock Merger Consideration.

“Election Deadline” means 4:00 p.m. eastern standard time on the business day immediately preceding the date of the meeting of Sun Shareholders to approve the transactions contemplated by this Agreement, or such other date as may be mutually agreed upon by Omega and Sun.

“Environmental Laws” mean all federal, state and local laws, including statutes, regulations, ordinances, codes, rules and other governmental restrictions, standards and requirements relating to the discharge of air pollutants, water pollutants or process waste water or substances, as now or at any time hereafter in effect, including, but not limited to, the Federal Solid Waste Disposal Act, the Federal Hazardous Materials Transportation Act, the Federal Clean Air Act, the Federal Clean Water Act, the Federal Resource Conservation and Recovery Act of 1976, the Federal Comprehensive Environmental Responsibility Cleanup and Liability Act of 1980, as amended (“CERCLA”), regulations of the Environmental Protection Agency, regulations of the Nuclear Regulatory Agency, regulations of the Occupational Safety and Health Administration, and any so-called “Superfund” or “Superlien” Laws.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated from time to time thereunder.

“Exchange Agent” means such bank, trust company, transfer agent or other entity selected by Omega, with the consent of Sun, not to be unreasonably withheld.

“Expenses” means all reasonable in amount and reasonably incurred out-of-pocket expenses (including all reasonable fees and reasonable expenses of counsel, accountants, investment bankers, experts and consultants to the applicable Party and its Affiliates) incurred by or on behalf of a Party to this Agreement in connection with this Agreement or the transactions contemplated by this Agreement.

“FDIC” means the Federal Deposit Insurance Corporation.

“FRB” means the Board of Governors of the Federal Reserve System.

“GAAP” means generally accepted accounting principles, as in effect at the relevant date.

“Governmental Approvals” means all Consents of Governmental Authorities that are necessary so that the consummation of the Merger and the other transactions contemplated hereby will be in compliance with Applicable Law, other than the Banking Approvals.

“Governmental Authority” shall mean any court or tribunal in any domestic jurisdiction or any federal, state, municipal or local government or other domestic governmental body, agency, authority, department, commission, board, bureau, instrumentality, arbitrator or arbitral body, including, without limitation, the Banking Department, the FDIC, the FRB and the OCC.

“Intellectual Property” means (i) trademarks, service marks, trade names, Internet domain names, designs, logos, slogans, and general intangibles of like nature, together with all goodwill, registrations and applications related to the foregoing; (ii) patents and industrial designs (including any continuations, divisionals, continuations-in-part, renewals, reissues, and applications for any of the foregoing); (iii) copyrights (including any registrations and applications for any of the foregoing); (iv) Software; and (v) technology, trade secrets and other confidential information, know-how, proprietary processes, formulae, algorithms, models, and methodologies.

“knowledge” or “aware” or any term of similar import means, (i) with respect to Sun, the actual knowledge of each director and officer of Sun or any Sun Subsidiary after all due and reasonable inquiry, and (ii) with respect to Omega, the actual knowledge of each director and officer of Omega or any Omega Subsidiary after all due and reasonable inquiry.

“Material Adverse Effect” shall mean, with respect to a Party, an effect that is material and adverse to (a) the assets, properties, business, future prospects, financial condition or results of operations of such Party and its Subsidiaries, taken as a whole; provided, however, that, for purposes of this clause (a), a Material Adverse Effect shall not be deemed to include (i) any change in the value of the respective investment and loan portfolios of either Party resulting from a change in interest rates generally within the banking industry, (ii) any change occurring after the date of this Agreement in any Applicable Law or in GAAP, which change affects banking institutions generally, including any changes affecting the Bank Insurance Fund, (iii) changes in general economic (except in the context of determining a Material Adverse Effect for purposes of asset quality), legal, regulatory or political conditions affecting banking institutions generally, (iv) actions or omissions of a Party (or any of its Subsidiaries) taken pursuant to the terms of this Agreement with the prior written consent of the other Party in contemplation of the transactions contemplated hereby; or (b) the ability of such Party to consummate the transactions contemplated hereby .

“Merger” means the merger of Sun with and into Omega, with Omega surviving the merger.

“NASDAQ Bank Index” means the NASDAQ Bank Index as currently published by the Nasdaq Stock Market, Inc., or, if not then published, a comparable index as mutually agreed upon by Omega and Sun.

“Non-Election” means the failure of a Sun Shareholder to indicate a preference as to the form of Per Share Merger Consideration to be received for its shares of Sun Common Stock.

“Non-Electing Shares” means outstanding shares of Sun Common Stock, as to which there is a Non-Election.

“OCC” means the Office of Comptroller of the Currency, an agency of the United States Department of the Treasury.

“Omega Bank” means Omega Bank N.A.

“Omega Benefit Plans” means (i) each pension, profit sharing, stock bonus, thrift, savings, employee stock ownership or other plan, program or arrangement, which constitutes an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA, which is maintained by Omega or any Omega Subsidiary or to which Omega or any Omega Subsidiary contribute, or are obligated to contribute, for the benefit of any current or former employee, officer, director, consultant or agent; and (ii) every other retirement or deferred compensation plan, bonus or incentive compensation plan or arrangement, stock option plan, stock purchase plan, severance or vacation pay arrangement, or other fringe benefit plan, program, agreement or arrangement through which Omega or any Omega Subsidiary provide benefits for or on behalf of any current or former employee, officer, director, consultant or agent, and, with respect to each such plan, the amounts contributed but not yet paid to participants or beneficiaries thereunder, and the amount of any contribution deficiencies with respect thereto.

“Omega Common Stock” means the common stock of Omega, $5.00 par value.

“Omega Financial Statements” means the audited financial statements of Omega for the years ended December 31, 2003, 2002 and 2001, together with all notes to such financial statements, as included in Omega’s annual report on Form 10-K filed with the SEC for the fiscal year ended December 31, 2003.

“Omega Schedule” means the schedule of exceptions and other information prepared by Omega and delivered to Sun as described in the introductory paragraph of Article 4.

“Omega Subsidiaries” means Omega Bank and the other Subsidiaries of Omega referenced in Section 4.1(c).

 “PBCL” means Pennsylvania Business Corporation Law.

“Person” means an individual, partnership (general or limited), corporation, joint venture, business trust, limited liability company, cooperative association or other form of business organization, trust, estate or any other entity.

“Per Share Merger Consideration” means either the Cash Merger Consideration or Stock Merger Consideration.

“Proceeding” means any proceeding, action, claim, suit, arbitration, mediation, investigation or inquiry by or before any Governmental Authority.

“Prospectus/Proxy” means the combined prospectus and proxy statement constituting the prospectus for the issuance of the Omega Common Stock as the Stock Merger Consideration

pursuant to this Agreement and also constituting the proxy statement sent to the shareholders of Omega and Sun to solicit their votes on the approval of the Merger, as the same is included in the Registration Statement, as declared effective by the SEC, together with any supplement or amendment thereto included as part of any post-effective amendment.

“Registration Statement” means the Securities Act registration statement on Form S-4 as filed with the SEC in order to register the offering of the Omega Common Stock constituting the offering of the aggregate Stock Merger Consideration, together with all filed amendments to such registration statement.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated from time to time thereunder.

“Securities Laws” means the Securities Act and the Exchange Act.

“Sentry Plans” means the Sentry Trust Company 1997 Stock Incentive Plan, as amended, and the Sentry Trust Company 1999 Stock Incentive Plan assumed by Sun in connection with the acquisition of Sentry Trust Company pursuant to that certain Agreement and Plan of Reorganization dated as of April 23, 2003, as amended, by and among Sun, Sun Interim Trust Company (In Organization), Sentry Trust Company and Patriot Federal Credit Union.

“Shareholder Materials” means a letter of transmittal, an instruction sheet and a return mailing envelope sent or made available to Sun Shareholders who have not duly submitted the certificates for shares of Sun Common Stock by the Election Deadline.

“Shares” means the shares of Omega Common Stock issued, or to be issued, to Sun Shareholders as consideration for the Merger pursuant to this Agreement.

“Software” means computer programs, whether in source code or object code form (including any and all software implementation of algorithms, models and methodologies), databases and compilations (including any and all data and collections of data), and all documentation (including user manuals and training materials) related to the foregoing.

“Stock Election” means the election by a Sun Shareholder to receive the Stock Merger Consideration for such Shareholder’s shares of Sun Common Stock.

“Stock Election Shares” means shares of Sun Common Stock as to which a Stock Election has been made.

“Stock Merger Consideration” means 0.664 shares of Omega Common Stock.

“Subsidiary” means, with respect to a Person, a corporation, partnership, limited liability company or other business entity in which such Person owns, directly or indirectly, 50% or more of any class of equity securities or a comparable percentage equity ownership interest.

“SunBank” means SunBank, a Pennsylvania state-chartered bank.

“Sun Common Stock” means the common stock of Sun, no par value.

“Sun Financial Statements” means the audited financial statements of Sun for the years ended December 31, 2003, 2002 and 2001, together with all notes to such financial statements, as included in Sun’s annual report on Form 10-K filed with the SEC for the fiscal year ended December 31, 2003.

“Sun Intellectual Property” means the Intellectual Property used in or held for use in the conduct of the business of Sun or any Sun Subsidiary.

“Sun Real Property” means the real property owned, leased, rented, occupied or operated by Sun or any Sun Subsidiary.

“Sun Schedule” means the schedule of exceptions and other information prepared by Sun and delivered to Omega as described in the introductory paragraph of Article 3.

“Sun Stock Options” mean options or other rights to purchase shares of Sun Common Stock granted pursuant to (i) Sun’s 1998 Stock Incentive Plan, 1998 Employee Stock Purchase Plan or 1998 Independent Directors Stock Option Plan, each as approved by shareholders of Sun on April 23, 1998 or (ii) the Sentry Plans.

“Sun Shareholder” means a record holder of one or more shares of Sun Common Stock.

“Sun Subsidiaries” means SunBank and any other Subsidiaries of Sun, including, without limitation, the Subsidiaries identified on Section 3.1(c) to the Sun Schedule.

“Superior Proposal” means an unsolicited, bona fide proposal to enter into an Acquisition Transaction that the board of directors of Sun determines in its good faith business judgment (after consultation with its financial advisors and legal counsel) (i) would result in a transaction that is more favorable to its shareholders, from a financial point of view, and its other stakeholders than the transactions contemplated by this Agreement, (ii) that the Person proposing such Acquisition Transaction is reasonably likely to have or obtain, any necessary funds or customary commitments to provide any funds necessary to consummate such Acquisition Proposal, and (iii) that any Consents required in order to consummate such Acquisition Transaction are reasonably likely to be obtained; provided, however, that, for the purposes of this definition, the term “Acquisition Transaction” shall have the meaning ascribed to it herein except that the references therein to 10% and 25% shall be deemed to be a reference to 50%.

“Tax” means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

“Tax Return” means any returns, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

NOW THEREFORE, in consideration of the foregoing premises and the mutual representations, warranties, covenants and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

ARTICLE  1

TERMS OF THE MERGER

1.1                                 The Merger.  Subject to the satisfaction (or lawful waiver) of each of the conditions to the obligations of each Party specified herein, at the Effective Time, Sun shall be merged with and into Omega, which latter corporation shall survive the Merger and is referred to herein in such capacity as the “Surviving Corporation.”  The Merger shall have the effects set forth here and the provisions of the PBCL relating to mergers of corporate entities.

(a)                                  Effects of the Merger.  At the Effective Time, the separate existence of Sun shall cease, and Omega, as the Surviving Corporation, shall thereupon and thereafter possess all of the assets, rights, privileges, appointments, powers, licenses, permits and franchises of the two merged corporations, whether of a public or a private nature, and shall be subject to all of the liabilities, restrictions, disabilities and duties of Sun.  The Merger is intended to be treated by the Parties as a reorganization within the meaning of Section 368(a) of the Code.

(b)                                 Transfer of Assets.  At the Effective Time, all rights, assets, licenses, permits, franchises and interests of Sun in and to every type of property, whether real, personal, or mixed, whether tangible or intangible, and choses in action shall be deemed to be vested in Omega as the Surviving Corporation by virtue of the Merger becoming effective and without any deed or other instrument or act of transfer whatsoever.

(c)                                  Assumption of Liabilities.  At the Effective Time, the Surviving Corporation shall become and be liable for all debts, liabilities, obligations and contracts of Sun whether the same shall be matured or unmatured; whether accrued, absolute, contingent or otherwise; and whether or not reflected or reserved against in the balance sheets, other financial statements, books of account or records of Sun.

1.2                                 Articles of Incorporation, Bylaws, Directors, Officers and Name of the Surviving Corporation.

(a)                                  Articles of Incorporation.  At and after the Effective Time, the Articles of Incorporation of Omega, as in effect immediately prior to the Effective Time, shall continue to be the Articles of Incorporation of Omega as the Surviving Corporation, unless and until amended thereafter as provided by Applicable Law and the terms of such Articles of Incorporation.

(b)                                 Bylaws.  At and after the Effective Time, the Bylaws of Omega, as in effect immediately prior to the Effective Time, shall continue to be the Bylaws of Omega as the Surviving Corporation, unless and until amended or repealed as provided by Applicable Law, the Articles of Incorporation of Omega and such Bylaws.

(c)                                  Directors and Officers.  The directors and officers of Omega in office immediately prior to the Effective Time shall continue to be directors and officers of the Surviving Corporation, to hold office as provided in the Articles of Incorporation and Bylaws of the Surviving Corporation, unless and until their successors shall have been elected or appointed and shall have qualified or until they shall have been removed in the manner provided in said Articles of Incorporation and Bylaws; provided, however, that the Board of Directors of Omega shall appoint, as of the Effective Time, three directors of Sun, as mutually agreed by Sun and Omega, as directors of Omega (each, a “Sun Director”).  Each Sun Director shall be appointed to one of the three classes of directors of the Omega Board of Directors and shall serve the remaining term of the class to which such Sun Director was appointed.  The Omega Board of Directors shall recommend, subject to its fiduciary duties, the nomination of each Sun Director for election, by the shareholders of Omega, for one additional term of three years after such Sun Director’s initial term expires.  If one or more Sun Director is unable or unwilling to serve as a member of Omega’s Board of Directors, such person shall be replaced by another person mutually selected by Omega and Sun who was a director of Sun immediately prior to the Effective Time.

(d)                                 SunBank Board of Directors; SunBank Advisory Board; Omega Bank Board of Directors.

(i)                                     For a period of two years following the Effective Time, Omega shall offer the current directors of SunBank either seats on the SunBank Board of Directors if SunBank has not been merged with Omega Bank or any other Omega Subsidiary or, in the event that SunBank is merged with Omega Bank or any other Omega Subsidiary, seats on a to-be-formed Advisory Board of SunBank (the “Advisory Board”) which shall, in either case, address and deal with issues in the market area served by SunBank.  For a period of one year following the Effective Time, the members of the SunBank Board of Directors or the Advisory Board, as applicable, will receive board fees (excluding any stock option grants) for each meeting actually attended equal to the fees for each meeting attended payable to the members of the SunBank Board of Directors immediately prior to the Effective Time.  Omega shall have the right to appoint one or more representatives to seats on the SunBank Board of Directors and, if formed, the Advisory Board, and/or to send one or representatives to attend meetings thereof.  After the Effective Time, the Board of Directors of SunBank and, if formed, the Advisory Board, shall give Omega at least five (5) days notice of the date, time and place of all meetings thereof.

(ii)                                  In the event that SunBank is merged with Omega Bank or any other Omega Subsidiary within two years of the Effective Time, the Board of Directors of the entity surviving such merger (“Surviving Bank”) shall appoint Robert J. McCormack (provided that he is then employed as an executive officer of either Omega or Omega Bank) and three other directors of SunBank (each, a “SunBank Director”), as mutually agreed by Omega and the directors of SunBank immediately prior to the effectiveness of such merger, to serve on the Board of Directors of Surviving Bank until the next election of directors of Surviving Bank.  The Board of Directors of Surviving Bank shall recommend, subject to its fiduciary duties, the nomination of each SunBank Director for election as a director of Surviving Bank for three additional terms of one year each after such SunBank Director’s initial term expires.  If one or more SunBank Director is unable or unwilling to serve as a member of Surviving Bank’s Board of Directors, such person shall be replaced by another person who was a director of SunBank immediately prior to the Effective Time, as mutually selected by Omega and the directors of SunBank immediately prior to the effectiveness of the merger of SunBank with Omega Bank (or any other Omega Subsidiary).  All directors described in this Section 1.2(d)(ii) shall be entitled to the same fees and benefits as other directors of Surviving Bank, but no director of Surviving Bank shall be entitled to receive any directors fees while an employee of Surviving Bank.

(e)                                  Fees.  All directors described in Sections 1.2(c) shall be entitled to the same fees and benefits as other directors of Omega, but no director of Omega shall be entitled to receive any directors fees while an employee of Omega.

(f)                                    Name.  The name of the Surviving Corporation following the Merger shall be “Omega Financial Corporation.”

1.3                                 Availability of Information.  Promptly after the execution by the Parties of this Agreement, each Party shall provide to the other Party, its officers, employees, agents, and representatives, access, on reasonable notice and during customary business hours, to the books, records, properties and facilities of the Party and shall use its best efforts to cause its officers, employees, agents and representatives to cooperate with any of the reviewing Party’s reasonable requests for information.

1.4                                 Anti-dilution Provisions.  In the event Omega changes the number of shares of Omega Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, recapitalization or any other distribution to shareholders of Omega, the Stock Merger Consideration shall be proportionately adjusted; provided, however, that no such adjustments shall be made for issuances of Omega Common Stock (a) under any benefit or compensatory plan of Omega or any Omega Subsidiary, or (b) as consideration in connection with an acquisition of a controlling interest in any Person (by merger, business combination or otherwise), or all or a portion of a Person’s business or assets by Omega or any Omega Subsidiary.

ARTICLE  2

DESCRIPTION OF TRANSACTION

2.1                                 Terms of the Merger.

(a)                                  Satisfaction of Conditions to Closing.  After the transactions contemplated herein have been approved by the shareholders of Omega and Sun and each other condition to the obligations of the Parties hereto, other than those conditions which are to be satisfied by delivery of documents by either Party to the other Party, has been satisfied or, if lawfully permitted, waived by the Party entitled to the benefits thereof, the Closing will be held on the date and at the time of day and place referred to in this Agreement.  At the Closing, the Parties shall deliver the certificates, letters and opinions which constitute conditions to effecting the Merger and each Party will provide the other Party with such proof or indication of satisfaction of the conditions to the obligations of such other Party to consummate the Merger as such other Party may reasonably require.  If all conditions to the obligations of each Party shall have been satisfied or lawfully waived by the Party entitled to the benefits thereof, the Parties shall, at the Closing, duly execute the Articles of Merger and such other documents as are required to be filed with the Secretary of State of the Commonwealth of Pennsylvania to effect the Merger, and promptly thereafter Sun and Omega shall take all steps necessary or desirable to consummate the Merger in accordance with all Applicable Laws.  The Parties shall thereupon take such other and further actions as may be required by Applicable Law or this Agreement to consummate the transactions contemplated herein.

(b)                                 Effective Time.  Upon the satisfaction of all conditions to Closing set forth herein, the Merger shall become effective on the date and at the time of filing of the Articles of Merger with the Secretary of State of the Commonwealth of Pennsylvania or at such later date and/or time as may be agreed upon by the Parties and set forth in the Articles of Merger so filed.

2.2                                 Conversion of Stock.

(a)                                  Consideration.  At the Effective Time, each share of Sun Common Stock then issued and outstanding (other than shares held directly or indirectly by Omega, excluding shares held in a fiduciary capacity or in satisfaction of a debt previously contracted) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and represent the right to receive from Omega the Cash Merger Consideration and/or Stock Merger Consideration of Omega constituting the Per Share Merger Consideration; provided, however, that any shares of Sun Common Stock that are owned by any trust created under Sun’s Defined Contribution Plan or any other benefit plan and that have not been contributed or awarded to employees or directors at the Effective Time shall be canceled and no payment therefor shall be made.  Omega covenants and agrees to pay the Cash Merger Consideration and the Stock Merger Consideration, as applicable, to Sun Shareholders, subject to the satisfaction of the conditions set forth in this Agreement.  As of the Effective Time, each share of the Sun Common Stock held directly or indirectly by Omega, excluding shares held in a fiduciary capacity or in satisfaction of a debt previously contracted, shall be canceled, retired and cease to exist, and no exchange or payment shall be made with respect thereto.

(b)                                 Cash or Stock Merger Consideration.  Each Sun Shareholder shall have the right to elect to receive the Cash Merger Consideration or the Stock Merger Consideration as to each share of Sun Common Stock owned by such shareholder, subject however to the election, allocation, adjustment and proration procedures set forth below.

(c)                                  Fractional Shares.  Fractional shares of Omega Common Stock shall not be issued and each holder of Sun Common Stock who would otherwise be entitled to receive any such fractional shares (taking into account all share amounts to which such holder is otherwise entitled hereunder) shall receive cash (without interest) in lieu thereof in an amount equal to the fraction of the share of Omega Common Stock to which such holder would otherwise be entitled multiplied by the Determination Price.  No Person entitled to receive a fractional share of Omega Common Stock will be entitled to dividends, voting rights or any other rights of a shareholder of Omega with respect to such fractional share.

(d)                                 Treatment of Options.

(i)                                     At the Effective Time, each holder of an option (collectively, “Sun Options”) to purchase shares of Sun Common Stock that (i) is outstanding at the Effective Time, (ii) has been granted pursuant to Sun’s 1998 Stock Incentive Plan or 1998 Independent Directors Stock Option Plan or the Sentry Plans; and (iii) would otherwise survive the Effective Time shall be entitled to receive, in substitution for such Sun Option, an option to acquire shares of Omega Common Stock on the terms set forth below (each Sun Option as substituted, an “Omega Option”).

(ii)                                  An Omega Option shall be a stock option to acquire shares of Omega Common Stock with the following terms:  (i) the number of shares of Omega Common Stock which may be acquired pursuant to such Omega Option shall be equal to the product of the number of shares of Sun Common Stock covered by the corresponding Sun Option multiplied by 0.664, provided that any fractional share of Omega Common Stock resulting from such multiplication shall be rounded down to the nearest whole share; (ii) the exercise price per share of Omega Common Stock issuable upon exercise of the Omega Option shall be equal to the exercise price of the corresponding Sun Option immediately prior to the conversion thereof to an Omega Option, divided by 0.664, provided that such exercise price shall be rounded down to the nearest whole cent; (iii) the duration and other terms of such Omega Option shall be identical to the duration and other terms of the corresponding Sun Option immediately prior to the conversion thereof to an Omega Option, except that all references to Sun shall be deemed to be references to Omega and its affiliates, where the context so requires and shall remain exercisable until the stated expiration date of the corresponding Sun Option; (iv) Omega shall assume such Sun Option, whether vested or not vested, as contemplated by the Code; and (v) to the extent Sun Options qualify as incentive stock options under Section 422 of the Code, the Omega Options exchanged therefor shall also so qualify.

(iii)                               On or within 15 days after the Effective Time, Omega shall take appropriate action to reserve for issuance and, if not previously registered pursuant to the Securities Act, register the number of shares of Omega Common Stock necessary to satisfy Omega’s obligations with respect to the issuance of Omega Common Stock pursuant to the exercise of Omega Options.

(e)                                  Calculation Schedule.  The calculations of the respective amounts of cash and Omega Common Stock payable and issuable pursuant to the terms of this Agreement shall be calculated by the Exchange Agent and approved by Omega and Sun as soon as practicable and no later than the Effective Time.

2.3                                 Election and Allocation Procedures.

(a)                                  Election by Sun Shareholders.  Subject to and in accordance with the allocation and election procedures set forth herein, each Sun Shareholder shall, prior to the Election Deadline, specify (i) the number of whole shares of Sun Common Stock held by such Shareholder as to which such Shareholder shall desire to receive the Cash Merger Consideration, and (ii) the number of whole shares of Sun Common Stock held by such Shareholder as to which such Shareholder shall desire to receive the Stock Merger Consideration.

(b)                                 Allocation of Cash and Stock.  Notwithstanding anything herein to the contrary, and after taking into consideration cash paid in lieu of fractional shares, and after excluding shares for which no consideration is payable as described in Section 2.2(a), 80% of the outstanding Sun Common Stock shall be exchanged for Omega Common Stock and all remaining outstanding Sun Common Stock shall be converted into the right to receive cash.  Such result shall be accomplished through the following adjustments to the elections made by Sun Shareholders, and by giving due consideration to cash payments for fractional shares:

(1)                                  If the number of Cash Election Shares is in excess of 20% of the Aggregate Shares, then (i) Non-Electing Shares shall be deemed to be Stock Election Shares, and (ii)(A) Cash Election Shares of each Sun Shareholder who made the Cash Election shall be reduced pro rata by multiplying the number of Cash Election Shares of such Sun Shareholder by a fraction, the numerator of which is the number of shares of Sun Common Stock equal to 20% of the Aggregate Shares, and the denominator of which is the aggregate number of Cash Election Shares of all Sun Shareholders, and (B) the shares of such Sun Shareholder representing the difference between such Sun Shareholder’s initial Cash Election Shares and such Sun Shareholder’s reduced Cash Election Shares pursuant to clause (A) shall be converted into and be deemed to be Stock Election Shares.

(2)                                  If the number of Stock Election Shares is in excess of 80% of the Aggregate Shares, then (i) Non-Electing Shares shall be deemed to be Cash Election Shares and (ii) (A) Stock Election Shares of each Sun Shareholder shall be reduced pro rata by multiplying the number of Stock Election Shares of such Sun Shareholder by a fraction, the numerator of which is the number of shares of Sun Common Stock equal to 80% of the Aggregate Shares and the denominator of which is the aggregate number of Stock Election Shares of all Sun Shareholders, and (B) the shares of such Sun Shareholder representing the difference between such Sun Shareholder’s initial Stock Election Shares and such Sun Shareholder’s reduced Stock Election Shares pursuant to clause (A) shall be converted into and be deemed to be Cash Election Shares.

(3)                                  If the number of Cash Election Shares is less than 20% of the Aggregate Shares and the number of Stock Election Shares is less than 80% of the Aggregate Shares, then (i) there shall be no adjustment to the elections made by electing Sun Shareholders, and (ii) Non-Electing Shares of each Sun Shareholder shall be treated as Stock Elections Shares and/or as Cash Election Shares in proportion to the respective amounts by which the Cash Election Shares and the Stock Election Shares are less than the 20% and 80% limits, respectively.

(c)                                  Receipt of Payment.  After taking into account the foregoing adjustment provisions, each Cash Election Share (including those deemed to be Cash Election Shares) shall receive in the Merger the Cash Merger Consideration pursuant to Section 2.5 and each Stock Election Share (including those deemed to be Stock Election Shares) shall receive in the Merger the Stock Merger Consideration (and cash in lieu of fractional shares) pursuant to Section 2.5.

2.4                                 Election Procedures.

(a)                                  The Election Form shall be distributed to each Sun Shareholder at such time as Sun and Omega shall determine and shall specify the Election Deadline.

(b)                                 Elections shall be made by Sun Shareholders by mailing to the Exchange Agent a completed Election Form.  To be effective, an Election Form must be properly completed, signed and submitted to the Exchange Agent accompanied by certificates representing the shares of Sun Common Stock as to which the election is being made (or by an appropriate guaranty of delivery by a commercial bank or trust company in the United States or a member of a registered national security exchange or the National Association of Securities Dealers, Inc.), or by evidence that such certificates have been lost, stolen or destroyed accompanied by such security or indemnity as shall reasonably be requested by Omega.  An Election Form and accompanying share certificates must be received by the Exchange Agent by the close of business on the Election Deadline.  An election may be changed or revoked but only by written notice received by the Exchange Agent prior to the Election Deadline including, in the case of a change, a properly completed revised Election Form.

(c)                                  Omega, or the Exchange Agent if so designated by Omega, shall determine in the reasonable exercise of discretion, whether the Election Forms have been properly completed, signed and submitted or changed or revoked and may disregard immaterial defects in Election Forms.  Omega or the Exchange Agent, as applicable, will notify the applicable Sun Shareholders of any defect in an Election Form by regular United States mail or such other method of notice which can reasonably be expected to be at least as prompt as notice by regular United States mail.

(d)                                 For the purposes hereof, a Sun Shareholder who does not submit an effective Election Form to the Exchange Agent prior to the Election Deadline shall be deemed to have made a Non-Election.

(e)                                  In the event that this Agreement is terminated pursuant to the provisions hereof and any certificates for shares have been transmitted to the Exchange Agent pursuant to the provisions hereof, Omega and Sun shall cause the Exchange Agent to return such certificates to the Person submitting the same promptly after such termination.

2.5                                 Mechanics of Payment of Consideration.

(a)                                  Payment of the Merger Consideration.  Omega shall deposit with the Exchange Agent sufficient certificates representing Omega Common Stock and sufficient cash to enable the Exchange Agent to distribute the Aggregate Consideration as determined pursuant to this Agreement.  Within three business days after the Effective Time, the Exchange Agent shall distribute, to all Sun Shareholders who have properly submitted Election Forms together with their share certificates or proper proofs with respect to lost certificates, the Cash Merger Consideration and the Stock Merger Consideration to which each such Sun Shareholder is entitled.  Within five business days after receiving properly completed Shareholder Materials, as set forth in Section 2.5(b), from any Sun Shareholder who made a Non-Election, the Exchange Agent shall likewise distribute to such Sun Shareholder the Cash Merger Consideration or Stock Merger Consideration, or a combination of both, which such Sun Shareholder is entitled to receive pursuant to this Agreement.

(b)                                 Submission Procedures for Non-Electing Shares.  Within five business days after the Effective Time, the Exchange Agent shall send the Shareholder Materials to each Sun Shareholder who has made a Non-Election.  All Shareholder Materials shall be sent by first class United States mail to such Sun Shareholders at the addresses set forth on the official shareholder records of Sun.  Omega shall also make appropriate provisions with the Exchange Agent to enable Sun Shareholders to obtain the Shareholder Materials from, and to deliver the certificates formerly representing shares of Sun Common Stock to, the Exchange Agent in person, commencing on or not later than the second business day following the Effective Time.  Upon receipt of the appropriate Shareholder Materials, together with the certificates formerly evidencing and representing all of the shares of Sun Common Stock which were validly held of record by such Sun Shareholder, the Exchange Agent shall take prompt action to process such certificates formerly evidencing and representing shares of Sun Common Stock received by it (including the prompt return of any defective submissions with instructions as to those actions which may be necessary to remedy any defects) and to mail to the Sun Shareholders in exchange for the certificate(s) surrendered by them, the consideration to be issued or paid for such Sun Shareholder’s shares pursuant to the terms hereof.

(c)                                  Rights Appurtenant to Certificates Lost Certificates.  After the Effective Time and until properly surrendered to the Exchange Agent, each outstanding certificate or certificates which formerly evidenced and represented Sun Common Stock shall be deemed for all purposes to represent and evidence only the right to receive the aggregate Cash Merger Consideration or aggregate Stock Merger Consideration into which such Sun Common Stock was converted.  The aggregate Cash Merger Consideration or aggregate Stock Merger Consideration shall not be paid to the record holder of any Sun Common Stock until the certificate therefor is surrendered in the manner required.  Each Sun Shareholder will be responsible for all federal, state and local taxes which may be incurred by him or her on account of his or her receipt of the consideration to be paid in the Merger.  A Sun Shareholder whose certificate(s) have been lost or destroyed may nevertheless, subject to the provisions of this Article, receive the aggregate Cash Merger Consideration or aggregate Stock Merger Consideration to which such Sun Shareholder is entitled, provided that such Sun Shareholder must first deliver to Omega or to the Exchange Agent: (i) a sworn statement certifying such loss or destruction and specifying the circumstances thereof, and (ii) a lost instrument bond in form satisfactory to Omega and the Exchange Agent which has been duly executed by a corporate surety satisfactory to Omega and the Exchange Agent, indemnifying the Surviving Corporation,

Omega, the Exchange Agent (and their respective successors) to their satisfaction against any loss or expense which any of them may incur as a result of such lost or destroyed certificates being presented.  Any costs or expenses which may arise from such replacement procedure, including the premium on the lost instrument bond, shall be paid by the Sun Shareholder.

(d)                                 Stock Transfer Books.  At the Effective Time, the stock transfer books of Sun shall be closed and no transfer of shares of Sun Common Stock shall be made thereafter.

(e)                                  Right to Receive Dividends on Omega Common Stock.  Each Sun Shareholder who is entitled to receive the Stock Merger Consideration shall be entitled, to the same extent as other holders of Omega Common Stock, to payments of dividends, if any, on Omega Common Stock if the record date for such dividend is on or after the Closing Date; provided, however, that such dividends shall be paid, without interest, only after the Sun Shareholder submits his or her certificate for Sun Common Stock pursuant to Sections 2.4(b) or 2.5(b) or complies with the requirements of Section 2.5(c) with respect to lost stock certificates.  All dividends not paid on the dividend payment date pursuant to this Section shall be paid by Omega to the Exchange Agent, which shall remit them to the applicable shareholder upon satisfaction of the conditions set forth in this Section 2.5(e).

2.6                                 Time and Place of Closing.  Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to Section 8.1, and subject to the satisfaction or waiver of the conditions set forth in Article 7, the Closing will take place at 10:00 a.m. on the Closing Date, at Omega’s corporate offices in State College, Pennsylvania, unless another date, time or place is agreed to in writing by the parties hereto.

2.7                                 Voting Agreements.  As a material inducement for Omega entering into this Agreement, simultaneously with the execution of this Agreement by the Parties, each director and executive officer of Sun shall enter into a Voting Agreement.

2.8                                 Reservation of Shares.  Omega agrees that, prior to the Effective Time, it will take appropriate action to reserve a sufficient number of authorized but unissued shares of Omega Common Stock to be issued as Stock Merger Consideration in accordance with this Agreement.

2.9                                 Certain Actions Relating to Rule 16b-3.  Prior to the Effective Time, Omega and Sun shall take all such steps as may be required to cause any dispositions of shares of Sun Common Stock (including derivative securities with respect to such shares) resulting from the transactions contemplated by Article 2 of this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Sun to be exempt under Rule 16b-3 promulgated under the Exchange Act.

ARTICLE  3

REPRESENTATIONS AND WARRANTIES OF SUN

Except as otherwise disclosed in one or more schedules numbered to correspond to the following Sections of Article 3, and delivered concurrently with this Agreement, both as of the date hereof and as of the Effective Time, Sun hereby represents and warrants to Omega as follows:

3.1                                 Organization and Qualification of Sun and Sun Subsidiaries.

(a)                                  Sun is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania and (i) has all requisite corporate power and authority to own, operate and lease its properties and assets and to carry on its business as it is currently being conducted; (ii) is in good standing and is duly qualified and licensed to conduct business in each jurisdiction where the character of its properties owned or held under lease or the nature of its business is such that a failure to be so qualified or licensed would have, individually or in the aggregate, a Material Adverse Effect; and (iii) is a financial holding company under the regulations of the FRB.

(b)                                 SunBank is a Pennsylvania state-chartered, non-member bank, duly organized, validly existing and in good standing under the laws of the appropriate jurisdiction in which it was organized and engages only in activities (and holds properties and assets only of the types) permitted by the laws of the Commonwealth of Pennsylvania, the United States, the rules and regulations promulgated by the Banking Department and the FDIC for insured depository institutions.  SunBank’s deposit accounts are insured by the Bank Insurance Fund or Savings Association Insurance Fund as administered by the FDIC to the fullest extent permitted under Applicable Law, and all premiums and assessments required to be paid in connection therewith have been paid when due.  SunBank is the sole banking Subsidiary of Sun.

(c)                                  Section 3.1(c) of the Sun Schedule specifically identifies each Subsidiary of Sun and its jurisdiction of formation.  Each Sun Subsidiary (other than SunBank) is duly organized, validly existing and in good standing under the laws of the appropriate jurisdiction in which it is incorporated or organized and (i) has all requisite corporate power and authority to own, operate and lease its properties and assets and to carry on its business as it is currently being conducted; and (ii) is in good standing and is duly qualified and licensed to conduct business in each jurisdiction where the character of its properties owned or held under lease or the nature of its business is such that a failure to be so qualified or licensed would have, individually or in the aggregate, a Material Adverse Effect.

3.2                                 Authorization, Execution and Delivery; Agreement Not in Breach.

(a)                                  Sun has all requisite corporate power and authority to execute and deliver this Agreement and, subject to the approval of Sun Shareholders and the Banking Approvals, to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the proposed transactions have been duly authorized by the requisite vote of Sun’s Board of Directors and no other corporate proceedings of the part of Sun or any Sun Subsidiary are necessary to authorize the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for the approval of the holders of Sun Common Stock entitled to vote thereon.  This Agreement and all other agreements and instruments herein contemplated to be executed by Sun have been (or upon execution will have been) duly executed and delivered by Sun and constitute (or upon execution will constitute) legal, valid and enforceable obligations of Sun, subject, as to enforceability, to applicable bankruptcy, insolvency, receivership, conservatorship, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and to the application of equitable principles.

(b)                                 The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby, and the fulfillment of the terms hereof will not result in a material violation or material breach of any of the terms or provisions of, or constitute a material default under (or an event which, with the passage of time or the giving of notice, or both, would constitute such a default under), or conflict with, or permit the acceleration of, any material obligation under, any mortgage, lease, covenant, agreement, indenture or other instrument to which Sun or any Sun Subsidiary is a party or by which any of them or their respective properties or assets is bound, the Charter Documents of Sun or any Sun Subsidiary; or any judgment, decree, order, regulatory letter of understanding or award of any Governmental Authority by which Sun or any Sun Subsidiary, or their respective properties or assets, is bound, or any material Consent, permit, concession, grant, franchise, license, law, statute, ordinance, rule or regulation applicable to Sun or any Sun Subsidiary or the properties or assets of any of them; or result in the creation of any material lien, claim, security interest, encumbrance, charge, restriction or right of any third party of any kind whatsoever upon the properties or assets of Sun or any Sun Subsidiary; except that the approval of Sun Shareholders and the Banking Approvals must be obtained in order for Sun to consummate the Merger.

3.3                                 No Legal Bar.  Neither Sun nor any Sun Subsidiary is a party to, or subject to or bound by, any agreement, judgment, order, letter of understanding, writ, prohibition, injunction or decree of any Governmental Authority, or any Applicable Law which would prevent the execution of this Agreement by Sun, the delivery hereof to Omega or the consummation of the transactions contemplated hereby (except for such laws as require that the approval of Sun Shareholders and the Banking Approvals be obtained), and no Proceeding is pending against Sun or any Sun Subsidiary in which the validity of this Agreement, any of the transactions contemplated hereby or any action which has been taken by either of the Parties in connection herewith, or, in connection with any of the transactions contemplated hereby, is at issue.

3.4                                 Consents and Approvals.  Except for (a) the Banking Approvals, (b) the filing with the SEC and declaration of effectiveness by the SEC of the Registration Statement, (c) the approval of this Agreement by the requisite vote of the shareholders of Omega and Sun, (d) the approval of the listing of Omega Common Stock to be issued in the Merger on the NASDAQ National Market, (e) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of Omega Common Stock pursuant to this Agreement and (f) such Consents as may be set forth in Section 3.4 of the Sun Schedule, no Consents of any Governmental Authority or any other third Person are necessary in connection with the execution and delivery by Sun of this Agreement or the consummation by Sun of the Merger and the other transactions contemplated hereby, except where the failure to obtain such Consents would not reasonably be expected to have a Material Adverse Effect.

3.5                                 Licenses, Franchises and Permits.  Sun and each Sun Subsidiary holds all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses, except where the failure to hold such licenses, franchises, permits and authorizations would not reasonably be expected to have a Material Adverse Effect.  All of such licenses, franchises, permits and authorizations are in full force and effect and are transferable to a successor to Sun or any Sun Subsidiary in connection with or subsequent to the Closing of the transactions contemplated herein without any Consent, other than the Banking Approvals, subject to the legal right and authority of such successor to engage in the activities licensed, franchised, permitted or authorized thereby and except where the failure of such licenses, franchises, permits and authorizations to be in full force and effect and transferable to a successor to Sun or a Sun Subsidiary would not reasonably be expected to have a Material Adverse Effect.  Neither Sun nor any Sun Subsidiary has received notice of any Proceeding for the suspension or revocation of any such license, franchise, permit, or authorization and no such Proceeding is pending or, to Sun’s knowledge, has been threatened by any Governmental Authority.

3.6                                 Charter Documents.  Sun has provided to Omega true, correct and complete copies of the Charter Documents of Sun and each Sun Subsidiary.

3.7                                 Sun Financial Statements.  Except as disclosed on Section 3.7 of the Sun Schedule, the consolidated statements of financial condition contained in the Sun Financial Statements fairly present the consolidated financial condition of Sun and the Sun Subsidiaries as of the respective dates set forth therein, and the related consolidated statements of operations, changes in shareholders’ equity and cash flows in the Sun Financial Statements fairly present the results of the consolidated operations, changes in shareholders’ equity and cash flows of Sun and the Sun Subsidiaries for the respective periods or as of the respective dates set forth therein, in each case in conformity with GAAP consistently applied, it being understood that Sun’s interim financial statements are not audited, not prepared with related notes and are subject to normal year-end adjustments.

3.8                                 Absence of Certain Changes.  Except as disclosed on Section 3.8 of the Sun Schedule and provided for or contemplated in this Agreement, since the Balance Sheet Date there has not been:

(a)                                  any material transaction by Sun or any Sun Subsidiary other than in the ordinary course of business and in conformity with past practice;

(b)                                 a change in the business, property, assets (including loan portfolios), liabilities (whether absolute, accrued, contingent or otherwise), operations, liquidity, income, condition or net worth of Sun or any Sun Subsidiary that has had, or would reasonably be expected to have, a Material Adverse Effect;

(c)                                  any damage, destruction or loss, whether or not covered by insurance, which has had or may have a Material Adverse Effect;

(d)                                 any acquisition or disposition by Sun or any Sun Subsidiary of any property or asset, whether real or personal, having a fair market value, singularly or in the aggregate, in an amount greater than $100,000, other than acquisitions or dispositions made in the ordinary course of business;

(e)                                  any mortgage, pledge or subjection to lien, charge or encumbrance of any kind on any of the respective properties or assets of Sun or any Sun Subsidiary, except to secure extensions of credit in the ordinary course of business and in conformity with past practice (pledges of and liens on assets to secure Federal Home Loan Bank or Federal Reserve Bank advances being deemed both in the ordinary course of business and consistent with past practice);

(f)                                    any amendment, modification or termination of any contract or agreement (other than contracts or agreements related to loans made by SunBank) in excess of $75,000, relating to Sun or any Sun Subsidiary, or to which any Sun or any Sun Subsidiary is a party, which would reasonably be expected to have a Material Adverse Effect;

(g)                                 any increase in, or commitment to increase, the compensation payable or to become payable to any officer, director, employee or agent of Sun or any Sun Subsidiary, or any bonus payment, stock option award, restricted stock award or similar arrangement made to or with any of such officers, directors, employees or agents, other than routine increases made in the ordinary course of business and consistent with past practice and not exceeding the lesser of five percent (5%) per annum or $15,000 for any of them individually;

(h)                                 any incurring of, assumption of, or taking of, by Sun or any Sun Subsidiary, any property subject to, any liability in excess of $75,000, except for liabilities incurred or assumed or property taken subsequent to the Balance Sheet Date in the ordinary course of business and in conformity with past practice; or

(i)                                     any material alteration in the manner of keeping the books, accounts or records of Sun or any Sun Subsidiary, or in the accounting policies or practices therein reflected.

3.9                                 Deposits.  None of the SunBank deposits (consisting of certificates of deposit, savings accounts, NOW accounts, money market accounts and checking accounts), is a brokered deposit.

3.10                           Properties.  Section 3.10 of the Sun Schedule contains a true and complete list of all material Sun Real Property.  Except as adequately reserved against in the Sun Financial Statements or disposed of since the Balance Sheet Date in the ordinary course of business, Sun and each Sun Subsidiary has good and marketable title, free and clear of all material liens, encumbrances, charges, defaults, or equities of whatever character to all of the material properties and assets, real or personal, reflected in the Sun Financial Statements as being owned by Sun or any Sun Subsidiary as of the dates thereof.  All buildings, and all fixtures, equipment, and other property and assets that are material to the business of Sun and the Sun Subsidiaries on a consolidated basis, held under leases or subleases by Sun or any Sun Subsidiary, are held under valid instruments enforceable in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other laws affecting the enforcement of creditors’ rights generally, or by equitable principles), and neither Sun nor any Sun Subsidiary nor, to Sun’s knowledge, any other party thereto is in material breach or material default thereunder.

3.11                           Intellectual Property.  Section 3.11 of the Sun Schedule contains a true and complete list of all material Sun Intellectual Property.  Either Sun or one of the Sun Subsidiaries own or have a valid license to use all Sun Intellectual Property, free and clear of all liens, encumbrances, royalty or other payment obligations (except for royalties or payments with respect to off-the-shelf Software at standard commercial rates).  Sun Intellectual Property constitutes all of the Intellectual Property necessary to carry on the business of Sun and the Sun Subsidiaries as currently conducted, except where the failure to have such property would not reasonably be expected to have a Material Adverse Effect.  The Sun Intellectual Property is valid and has not been cancelled, forfeited, expired or abandoned, and neither Sun nor any Sun Subsidiary has received any notice challenging the validity or enforceability of Sun Intellectual Property, other than as would not reasonably be expected to have a Material Adverse Effect.  To Sun’s knowledge, the conduct of the business of Sun and the Sun Subsidiaries does not violate, misappropriate or infringe upon the Intellectual Property rights of any third Person.  The consummation of the transactions contemplated by this Agreement will not result in the material loss or material impairment of the right of Sun or any Sun Subsidiary to own or use any of the Sun Intellectual Property, and the Surviving Company and its Subsidiaries will have substantially the same rights to own or use the Sun Intellectual Property following the consummation of such transactions as Sun and the Sun Subsidiaries had prior to the consummation of such transactions, except such rights as would not reasonably be expected to have a Material Adverse Effect.

3.12                           Condition of Fixed Assets and Equipment.  Section 3.12 of the Sun Schedule contains a list of all material fixed assets and equipment used in the conduct of the business of Sun and the Sun Subsidiaries as of the Balance Sheet Date.  Each such item of fixed assets and equipment having a net book value in excess of $75,000 is, to Sun’s knowledge, in good operating condition and repair, normal wear and tear excepted.

3.13                           Tax Matters.

(a)                                  All federal, state and local Tax Returns required to be filed by or on behalf of Sun or any Sun Subsidiary have been timely filed, or Sun or any applicable Sun Subsidiary has received an appropriate extension therefor.  All Tax Returns filed are, and the information contained therein is, complete and accurate in all material respects.  All Tax obligations reflected in such returns have been timely paid.  Except as described in Section 3.13(a) of the Sun Schedule, neither Sun nor any Sun Subsidiary is currently the beneficiary of any extension of time within which to file any Tax Return.  As of the date of this Agreement, there is no audit examination, deficiency, or refund litigation or matter in controversy with respect to any Taxes that might reasonably be expected to result in a determination materially adverse to Sun or any Sun Subsidiary except as fully reserved for in the Sun Financial Statements.  All Taxes, interest, additions, and penalties due with respect to completed and settled examinations or concluded litigation have been paid;

(b)                                 Neither Sun nor any Sun Subsidiary has executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due that is currently in effect;

(c)                                  Adequate provision for any federal, state or local Taxes due or to become due by Sun or any Sun Subsidiary for all periods through and including December 31, 2003, has been made and is reflected on the December 31, 2003 financial statements included in Sun’s Report on Form 10-K for the period then ending, and has been and will continue to be made with respect to periods ending after December 31, 2003 on a basis consistent with its historic Tax accounting practices and GAAP;

(d)                                 Deferred taxes of Sun and each Sun Subsidiary have been and will be provided for in accordance with GAAP;

(e)                                  Neither the U.S. Internal Revenue Service nor any state, local or other taxing authority is now asserting or threatening to assert against Sun or any Sun Subsidiary any deficiency or claim for additional Taxes, or interest thereon or penalties in connection therewith.  All income, payroll, withholding, property, excise, sales, use, franchise and transfer taxes, and all other Taxes, charges, fees, levies or other assessments, imposed upon Sun or any Sun Subsidiary by the United States or by any state, municipality, subdivision or instrumentality of the United States or by any other taxing authority, including all interest, penalties or additions attributable thereto, which are due and payable by Sun or any Sun Subsidiary, either have been paid in full or have been properly accrued and reflected in the Sun Financial Statements;

(f)                                    Except as set forth in Section 3.13(f) of the Sun Schedule, neither Sun nor any Sun Subsidiary has made any material payments, is obligated to make any material payments, or is a party to any agreement that under certain circumstances could obligate it to make any material payments that will not be deductible under Section 280G of the Code; and

(g)                                 Neither Sun nor any Sun Subsidiary (i) is a party to any Tax allocation or sharing agreement, (ii) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Sun), or (iii) has any Tax liability for any Person (other than Sun or any Sun Subsidiary) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise.

3.14                           Litigation.  There is no Proceeding pending against Sun or any Sun Subsidiary, or to Sun’s knowledge, threatened against or affecting Sun or any Sun Subsidiary or any of their assets, that may, if decided against Sun or any Sun Subsidiary, have a Material Adverse Effect.

3.15                           Environmental Matters.  To Sun’s knowledge, the Sun Real Property is and has been in compliance with all Environmental Laws, and there are no conditions existing currently which would subject Sun or any Sun Subsidiary to damages, penalties, injunctive relief or cleanup costs under any Environmental Laws or assertions thereof, or which require cleanup, removal, remedial action or other response pursuant to Environmental Laws by Sun or any Sun Subsidiary.  Neither Sun nor any Sun Subsidiary is a party to any Proceeding relating to Environmental Laws, nor are any of them (either in their own capacity or as trustee or fiduciary) required to clean up, remove or take remedial or other responsive action due to the disposal, depositing, discharge, leaking or other release of any hazardous substances or materials.  None of the Sun Real Property is, nor is Sun or any Sun Subsidiary, subject to any judgment, decree, order or citation related to or arising out of any Environmental Laws.  No Consents, permits or licenses are required under Environmental Laws relative to the Sun Real Property.  Neither Sun nor any Sun Subsidiary has stored, deposited, treated, recycled, used or disposed of any materials (including, without limitation, asbestos) on, under or at the Sun Real Property (or tanks or other facilities thereon containing such materials), which materials, if known to be present on the Sun Real Property or present in soils or ground water, would require cleanup, removal or some other remedial action under the Environmental Laws.

3.16                           Insurance.  Section 3.16 of the Sun Schedule includes a complete list of all insurance policies (other than title insurance policies or insurance policies of which any Sun Subsidiary is a beneficiary incident to the making of individual loans) held by Sun or any Sun Subsidiary.  There are no outstanding unresolved claims for losses under any such insurance policies.  Sun and the Sun Subsidiaries have paid all amounts due and payable under any insurance policies and guaranties applicable to them and their assets and operations; all such insurance policies and guaranties are in full force and effect; and Sun, the Sun Subsidiaries and all of the Sun Real Estate and other material properties of Sun and the Sun Subsidiaries are insured against fire, casualty, theft, loss, and such other events against which it is customary to insure, all such insurance policies being in amounts that are adequate and are consistent with past practices and experience.

3.17                           Books and Records.  The minute books of Sun and each Sun Subsidiary contain, in all material respects, accurate records of and fairly reflect all actions taken at all meetings and accurately reflect all other corporate action of the shareholders, owners, the boards of directors or other similar governing body, and each committee thereof.  The books and records of Sun and each Sun Subsidiary fairly and accurately reflect the transactions to which they are or have been parties or by which their respective properties are subject or bound, and such books and records have been properly kept and maintained.

3.18                           Capitalization of Sun and the Sun Subsidiaries.

(a)                                  The authorized capital stock of Sun consists of 50,000,000 shares of common stock, no par value, 10,000,000 shares of preferred stock, no par value, and no other class of equity security.  As of the date of this Agreement, 7,678,867 shares of Sun Common Stock were issued, of which 7,678,867 were outstanding and 0 were held in treasury.  As of the date of this Agreement, Sun has not issued any shares of its preferred stock.  Section 3.18 of the Sun Schedule sets forth the number of shares of Sun Common Stock authorized for issuance under Sun’s 1998 Stock Incentive Plan, 1998 Independent Directors Stock Option Plan and 1998 Employee Stock Purchase Plan and the Sentry Plans, the number of unawarded shares under each such plan, the number of awarded but unvested shares issued under each such plan and the number of awarded shares that are currently vested under each such plan.  All of the outstanding Sun Common Stock is validly issued, fully-paid and nonassessable and has not been issued in violation of any preemptive rights of any Sun Shareholder.  There are 468,251 validly issued, outstanding Sun Stock Options, 468,251 shares of which are either currently exercisable or will become exercisable upon or prior to the Merger, and there are no other options, rights, warrants, scrip or similar rights to purchase shares of Sun Common Stock outstanding.  Section 3.18 of the Sun Schedule contains a true and complete list of all outstanding stock options and awards under Sun’s 1998 Stock Incentive Plan, 1998 Independent Directors Stock Option Plan and 1998 Employee Stock Purchase Plan and the Sentry Plans, including the name of the optionee, the date of each grant, the expiration date of each grant, the price at which each option or award may be exercised and the number of shares for which the award or option is currently exercisable.  There are no other outstanding securities or other obligations which are convertible into Sun Common Stock or into any other equity or debt security of Sun, and other than the Sun Stock Options, no outstanding options, warrants, rights, scrip, rights to subscribe to, calls or other commitments of any nature which would entitle the holder, upon exercise thereof, to be issued Sun Common Stock or any other equity or debt security of Sun.  Accordingly, immediately prior to the

Effective Time, there will be not more than 8,147,118 shares of Sun Common Stock issued and outstanding on a fully diluted basis (consisting of 7,678,867 shares currently outstanding plus 468,251 unexercised options which may be exercised).

(b)                                 Sun owns, directly or indirectly, all of the issued and outstanding shares of capital stock of each Sun Subsidiary, which shares are owned by Sun free and clear of all liens, charges, encumbrances or security interests of any kind whatsoever.  All of the issued and outstanding shares of capital stock of the Sun Subsidiaries are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.  Except as set forth in Section 3.18(b) of the Sun Schedule, neither Sun nor any Sun Subsidiary has (i) any equity investments other than investments in wholly-owned Subsidiaries or (ii) any investments in real estate or real estate development projects, other than assets classified as “other real estate owned.”  No Sun Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Sun Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Sun Subsidiary.

3.19                           Sole Agreement.  With the exception of this Agreement, neither Sun, nor any Sun Subsidiary, is a party to any letter of intent or agreement to merge, to consolidate, to sell or purchase assets (other than in the normal course of its business) or, except as disclosed on Section 3.19 of the Sun Schedule, any other agreement which contemplates the involvement of Sun or any Sun Subsidiary (or any of their assets) in any business combination of any kind; or any agreement, contract, commitment, understanding or arrangement obligating Sun or any Sun Subsidiary to issue or sell or authorize the sale or transfer of any shares of capital stock of Sun or any Sun Subsidiary, except Sun Stock Options.  There are no contracts, agreements, understandings or commitments relating to the right of Sun to vote or to dispose of any shares of capital stock of any Sun Subsidiary.

3.20                           Disclosure.

(a)                                  The information concerning, and representations and warranties made by, Sun set forth in this Agreement, or in the Sun Schedule, or in any document, statement, certificate or other writing furnished or to be furnished by or on behalf of Sun or any Sun Subsidiary to Omega pursuant hereto, do not and will not contain any untrue statement of a material fact or omit and will not omit to state a material fact required to be stated herein or therein which is necessary to make the statements and facts contained herein or therein, in light of the circumstances in which they were or are made, not false or misleading.

(b)                                 None of the information prepared by or on behalf of Sun or any Sun Subsidiary regarding any of them included or to be included in the Prospectus/Proxy and any other documents to be filed with the SEC or any other Governmental Authority in connection with the transactions contemplated herein, will, at the respective times such documents are filed, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.  All documents which Sun or any Sun Subsidiary is responsible for filing with the SEC or any other Governmental Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of Applicable Law, including applicable provisions of the Securities Laws.  Without limiting the foregoing, at the time the Prospectus/Proxy is mailed to Sun Shareholders and Omega Shareholders, and at all times subsequent to such mailing up to and including the date of the shareholders meetings at which the Merger and this Agreement will be presented for approval, the Registration Statement, with respect to all information relating to Sun or any Sun Subsidiary, (i) will comply in all material respects with the applicable provisions of the Securities Laws and (ii) will not contain any statement which, at the time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact or omit to state any material fact necessary in order to make the statements made therein not false or misleading, or required to be stated therein or necessary to correct any statement made in an earlier communication with respect to such matters which have become false or misleading.

(c)                                  Copies of all documents heretofore or hereafter delivered or made available to Omega by or on behalf of Sun or any Sun Subsidiary pursuant hereto were or will be complete and accurate copies of such documents.

3.21                           Absence of Undisclosed Liabilities.  To Sun’s knowledge, neither Sun nor any Sun Subsidiary has any obligation or liability that is material to the financial condition or operations of any of them, or that, when combined with all similar obligations or liabilities, would be material to their financial condition or operations (i) except as disclosed in the Sun Financial Statements delivered to Omega prior to the date of this Agreement, or (ii) except as contemplated under this Agreement.  Except as disclosed on Section 3.21 of the Sun Schedule, since the Balance Sheet Date, neither Sun nor any Sun Subsidiary has incurred or paid any obligation or liability which would be material to the financial condition or operations of any of them, except for obligations paid in connection with transactions made by them in the ordinary course of their business consistent with past practices and Applicable Law.

3.22                           Allowance for Loan Losses.

(a)                                  The allowance for loan losses shown on the Sun Financial Statements is adequate in all material respects to provide for anticipated losses inherent in loans outstanding.  Except as set forth on Section 3.22 of the Sun Schedule, as of the Balance Sheet Date, neither Sun nor any Sun Subsidiary has any loan which has been criticized, designated or classified by Sun’s management, or by regulatory examiners representing any Governmental Authority or by Sun’s independent auditors as “Special Mention,” “Substandard,” “Doubtful”, “Loss” or as a “Potential Problem Loan.”

(b)                                 The allowance for losses in real estate owned, if any, shown on the Sun Financial Statements is or will be adequate in all material respects to provide for anticipated losses inherent in real estate owned by Sun or any Sun Subsidiary and the net book value of real estate owned as shown on the most recent balance sheet included in the Sun Financial Statements is the fair value of the real estate owned in accordance with Statement of Position 92-3.

(c)                                  True, complete and materially correct copies of reports containing the following information with respect to any loan or account of Sun or any Sun Subsidiary, as of March 31, 2004, are attached to Section 3.22 of the Sun Schedule:  (i) Delinquency, (ii) Non-

Accrual, (iii) OREO (Other real estate owned), (iv) Repossessed Assets, (v) Watch List/Adversely Classified Accounts (i.e. loans or accounts classified by regulatory examiners representing any Governmental Authority or by Sun’s independent auditors as “Special Mention,” “Substandard,” “Doubtful”, “Loss” or “Potential Problem Loan”) and (vi) adequacy test for loan and lease losses.

3.23                           Loan Portfolio.  With respect to each loan reflected as an asset on the most recent balance sheet included in the Sun Financial Statements with an aggregate principal balance equal to $750,000 or more (each, a “Loan”), to Sun’s knowledge:

(a)                                  Enforceability.  The note and any related mortgage, security agreement, pledge, assignment or other grant of collateral, and all guaranties thereof, are each legal, valid and binding obligations of the maker or obligor thereof, enforceable against such maker or obligor in accordance with their material terms.

(b)                                 No Modification.  Neither SunBank nor any prior holders of a Loan has modified any documents related to the Loan in any material respect or satisfied, canceled or subordinated any collateral for such Loan except as otherwise disclosed by documents in the applicable Loan file.

(c)                                  Owner.  SunBank is the sole holder of legal and beneficial title to each Loan (or, if the Loan is a participation loan as shown in the loan file, SunBank’s applicable participation interest), as applicable, and there has not been any assignment or pledge of any Loan (other than as security for Federal Home Loan Bank or Federal Reserve Bank advances).

(d)                                 Documents.  The note, mortgage, security agreement, guaranty and any other collateral documents, copies of which are included in the Loan files, are, in all material respects, true and correct copies of the documents they purport to be and have not been superseded, amended, modified, canceled or otherwise changed except as otherwise disclosed by documents in the applicable Loan file.

(e)                                  Litigation.  There is no Proceeding pending or, to Sun’s knowledge, threatened, relating to the Loan or any collateral for the Loan.

(f)                                    Participation.  With respect to each Loan held in the form of a participation, the participation documentation is legal, valid, binding and enforceable, and the interest in such Loan of SunBank created by such participation would not be a part of the insolvency estate of the Loan originator or other third party upon the insolvency thereof.

3.24                           Compliance with Laws.

(a)                                  Sun and each Sun Subsidiary is in compliance with all Applicable Laws, reporting and licensing requirements, and orders applicable to its business or employees (including, but not limited to, the Sarbanes-Oxley Act of 2002, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001, the Bank Secrecy Act, fair lending laws or other laws relating to discrimination, consumer disclosure and currency transaction reporting) the noncompliance, breach or violation of which would reasonably be expected to have a Material Adverse Effect, or which would reasonably be expected to subject Sun, SunBank or any other Sun Subsidiary or any of their directors or officers to civil money penalties; and

(b)                                 Neither Sun nor any Sun Subsidiary has received notification or communication from any Governmental Authorities, or the staff thereof (i) asserting that Sun or any Sun Subsidiary is not in compliance with any Applicable Law, which, as a result of such noncompliance, would reasonably be expected to have a Material Adverse Effect, (ii) threatening to revoke any Consent, license, franchise, permit, or governmental authorization which is material to the financial condition or operations of Sun or any Sun Subsidiary, or (iii) requiring Sun or any Sun Subsidiary to enter into a cease and desist order, consent, agreement, memorandum of understanding or similar arrangement.

3.25                           Employee and Director Benefit Plans.

(a)                                  Section 3.25 of the Sun Schedule lists (i) each pension, profit sharing, stock bonus, thrift, savings, employee stock ownership or other plan, program or arrangement, which constitutes an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA, which is maintained by Sun or any Sun Subsidiary or to which Sun or any Sun Subsidiary contribute, or are obligated to contribute, for the benefit of any current or former employee, officer, director, consultant or agent; (ii) each plan, program, agreement or arrangement for the provision of medical, surgical, or hospital care or benefits, benefits in the event of sickness, accident, disability, death, unemployment, severance, vacation, apprenticeship, day care, scholarship, prepaid legal services or other benefits which constitute an “employee welfare benefit plan” within the meaning of Section 3(1) of ERISA, which is maintained by Sun or any Sun Subsidiary or to which Sun or any Sun Subsidiary contribute, or are obligated to contribute, for the benefit of any current or former employee, officer, director, consultant or agent; and (iii) every other retirement or deferred compensation plan, bonus or incentive compensation plan or arrangement, stock option plan, stock purchase plan, severance or vacation pay arrangement, or other fringe benefit plan, program, agreement or arrangement through which Sun or any Sun Subsidiary provide benefits for or on behalf of any current or former employee, officer, director, consultant or agent, and, with respect to each such plan, the amounts contributed but not yet paid to participants or beneficiaries thereunder, and the amount of any contribution deficiencies with respect thereto.

(b)                                 To Sun’s knowledge, all of the plans, programs and arrangements described in Section 3.25 of the Sun Schedule (hereinafter referred to as the “Sun Benefit Plans”) are in material compliance with their provisions and with all applicable requirements of ERISA and all other Applicable Law, including the reporting and disclosure requirements of Part I of Title I of ERISA.  Each of the Sun Benefit Plans that is intended to be a pension, profit sharing, stock bonus, thrift, savings or employee stock ownership plan that is qualified under Section 401(a) of the Code satisfies the applicable requirements of such provision in all material respects and there exist no circumstances that would adversely affect the qualified status of any such plan under that section, except with respect to any required retroactive amendment for which the remedial amendment period has not yet expired.  Sun (or any applicable Sun Subsidiary) has submitted each such plan to the IRS for approval within the time prescribed therefor under applicable regulations and favorable letters of determination of such tax-qualified status from the IRS have been received and provided to Omega.  To Sun’s knowledge, threatened Proceeding or audit against or relating to any Sun Benefit Plan and there is no reasonable basis for any material Proceedings or audits against any Sun Benefit Plan or its fiduciaries related to such plans.  No Sun Benefit Plan (or Sun Benefit Plan fiduciary, in his capacity as such) has engaged in a non-exempt prohibited transaction (as defined in Section 406 of ERISA or Section 4975(c) of the Code) since the date on which said sections became applicable to such Plan.  To Sun’s knowledge, there have been no acts or omissions by Sun or any Sun Subsidiary that have given rise to any material fines, penalties, taxes or related charges under ERISA or the Code, or that may give rise to any material fines, penalties, taxes or related damages under such laws for which Sun or any Sun Subsidiary may be liable.  To Sun’s knowledge, all group health plans of Sun and any Sun Subsidiary, including any plans of current and former Affiliates of Sun or any Sun Subsidiary that must be taken into account under Section 4980B of the Code or Section 601 of ERISA or the requirements of any similar state law regarding insurance continuation, have been operated in material compliance with the group health plan continuation coverage requirements of Section 4980B of the Code, Sections 601 through 609 of ERISA and any similar state law to the extent such requirements are applicable.  To Sun’s knowledge, all payments due from any Sun Benefit Plan (or from Sun with respect to any Sun Benefit Plan) have been made, and all amounts properly accrued to date as liabilities of Sun or any Sun Subsidiary that have not yet been paid have been properly recorded on the books of Sun and any applicable Sun Subsidiary.

(c)                                  Section 3.25 of the Sun Schedule contains a list of all plans which provide for compensation or benefits to directors of Sun or any Sun Subsidiary (other than Sun’s 1998 Stock Incentive Plan, 1998 Independent Directors Stock Option Plan and 1998 Employee Stock Purchase Plan, for which information is provided in Section 3.18 of the Sun Schedule) and a list of the liabilities owed to directors under the directors’ deferred compensation plans as of the Balance Sheet Date.  All deferred amounts listed on such schedule have been fully accrued on the Sun Financial Statements.

(d)                                 True and correct copies and descriptions of all Sun Benefit Plans, all employees affected or covered by Sun Benefit Plans and all liabilities and obligations thereunder have been provided to Omega, which information shall be updated immediately prior to and as of the Closing Date.  Sun has furnished Omega with a true and correct copy of the most current Form 5500, if required, and any other form or filing required to be submitted to any Governmental Authority with regard to any of the Sun Benefit Plans and the most current actuarial report with regard to any of the Sun Benefit Plans.  To Sun’s knowledge, with respect to the Sun Benefit Plans, Sun will have made, on or prior to the Closing Date, all material payments required to be made (including those payments contemplated herein) on or prior to the Closing Date and will have accrued (in accordance with GAAP consistently applied) as of the Closing Date, all payments due but not yet payable as of the Closing Date.  To Sun’s knowledge, there would be no material liability of Sun or any Sun Subsidiary under Title IV of ERISA if any of the Sun Benefit Plans were terminated as of the Closing Date.  Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any material payment (including, without limitation, any severance, unemployment compensation, “golden parachute” or similar payment) becoming due from Sun or any Sun Subsidiary, (ii) materially increase any benefits payable under any of the Sun Benefit Plans, or

(iii) result in the material acceleration of the time of payment or vesting of any such benefits to any extent.  No event has occurred or will occur which will result in liability to Sun or any Sun Subsidiary or by any other entity which, together with Sun or any Sun Subsidiary constitute elements of either (i) a controlled group of corporations (within the meaning of Section 414(b) of the Code), (ii) a group of trades or businesses under common control (within the meaning of Section 414(c) of the Code or 4001 of ERISA), (iii) an affiliated service group (within the meaning of Sections 414(m) of the Code), or (iv) another arrangement covered by Section 414(o) of the Code.

3.26                           Labor Relations.

(a)                                  (i) There is no labor strike, slowdown, stoppage or lockout actually pending or, to Sun’s knowledge, threatened against or affecting Sun or any Sun Subsidiary and during the past three years there has not been any such action; (ii) no union claims to represent the employees of Sun or any of Sun Subsidiaries; (iii) neither Sun nor any of Sun Subsidiaries is a party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association; (iv) none of the employees of Sun or any Sun Subsidiary is represented by any labor organization and Sun is not aware of any current union organizing activities among the employees of Sun or any Sun Subsidiary, nor does any question concerning representation exist concerning such employees; (v) there are no written personnel policies, rules or procedures applicable to employees of Sun or any Sun Subsidiary, other than those identified in Section 3.26(a) of Sun Schedule, true and correct copies of which have heretofore been delivered to Omega; (vi) there is no unfair labor practice charge or complaint against Sun or any Sun Subsidiary pending or, to Sun’s knowledge, threatened before the National Labor Relations Board or any similar state agency; and (vii) there is no grievance arising out of any collective bargaining agreement or other grievance procedure.

(b)                                 Within the last five years, neither Sun nor or any Sun Subsidiary has effectuated (i) a “plant closing” (as defined in the Worker Adjustment and Retraining Notification Act (the “WARN Act”)) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of Sun or any Sun Subsidiary; or (ii) a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of Sun or any Sun Subsidiary.  No employee of Sun or any Sun Subsidiary has suffered an “employment loss” (as defined in the WARN Act) within the period 90 days prior to date of this Agreement.

3.27                           Material Contracts.

(a)                                  Section 3.27(a) of the Sun Schedule contains a true and complete list of all employment, severance or other written or oral contracts between Sun or any Sun Subsidiary and any individual employees or officers.

(b)                                 Neither Sun nor any Sun Subsidiary, nor any of their respective assets, businesses, or operations, is as of the date of this Agreement a party to, or bound or affected by, or receives benefits under, any contract or agreement or amendment thereto that requires annual payments to or from Sun or any Sun Subsidiary of more than $100,000 per year, other than as set forth in Section 3.27(a) or 3.27(b) of the Sun Schedule, and other than loans or commitments to lend in the ordinary course of business pursuant to which SunBank is a lender.

3.28                           Material Contract Defaults.  Neither Sun nor any Sun Subsidiary is in default under any contract, agreement, commitment, arrangement, lease, insurance policy, or other instrument to which it is a party or by which its respective assets, business, or operations may be bound or affected or under which it or its respective assets, business, or operations receives benefits, and which default would reasonably be expected to have either individually or in the aggregate a Material Adverse Effect, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.

3.29                           Exchange Act and NASDAQ Listing.

(a)                                  The Sun Common Stock is registered with the SEC pursuant to the Exchange Act and Sun has timely filed with the SEC all material forms, reports, registrations, statements and certifications required by Applicable Law to be filed by Sun with the SEC, together with all required amendments thereto, which, taken as a whole, are true and correct in all material respects, and do not misstate a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

(b)                                 The outstanding shares of Sun Common Stock are quoted for trading on the NASDAQ National Market (under the symbol “SUBI”) and Sun has timely filed with the NASDAQ National Market all material forms, reports, registrations, statements and certifications required to be filed by Sun.

3.30                           Certain Regulatory Matters.

(a)                                  SunBank is a member of the Federal Home Loan Bank of Pittsburgh.

(b)                                 SunBank has not paid any dividends to Sun or any Affiliate thereof that (i) caused the regulatory capital of SunBank to be less than the amount then required by Applicable Law or (ii) exceeded any other limitation on the payment of dividends imposed by Applicable Law, agreement or regulatory policy.

(c)                                  SunBank has adopted policies and procedures designed to promote overall compliance with the Bank Secrecy Act (31 U.S.C. Section 5301), the Truth-in-Lending Act (15 U.S.C. Section 1601 et seq.), the Expedited Funds Availability Act (12 U.S.C. Section 4001) and the regulations adopted under each such act and have materially complied with the reporting requirements under the Bank Secrecy Act and the regulations thereunder.

3.31                           Disclosure Controls and Procedures. Since December 31, 2003, Sun and each Sun Subsidiary has had in place “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) promulgated under the Exchange Act) designed and maintained to ensure that (i) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets, (ii) all information (both financial and non-financial) required to be disclosed by Sun or any Sun Subsidiary in the reports that it files or submits to the FDIC or the SEC is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the FDIC or the SEC and (iii) all such information is accumulated and communicated to management as appropriate to allow the Chief Executive Officer and Chief Financial Officer of Sun to make the certifications required under the Exchange Act with respect to such reports.  None of Sun’s or any Sun Subsidiary’s records, systems, controls, data or information are recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of Sun or the applicable Sun Subsidiary or their accountants.

3.32                           Corporate Approval.  The affirmative vote of 75% of the holders of outstanding Sun Common Stock entitled to vote is required to adopt this Agreement and approve the Merger and the other transactions contemplated hereby.  No other vote of the shareholders of Sun is required by Applicable Law, the Charter Documents of Sun or otherwise to adopt this Agreement and approve the Merger and the other transactions contemplated hereby.  Sun’s Board of Directors is (a) is aware of the Voting Agreement and (b) has approved the transactions contemplated by this Agreement such that the anti-takeover provisions of the PBCL will not apply to this Agreement or any of the transactions contemplated hereby.  No “moratorium,” “control share,” “fair price” or other anti-takeover laws are applicable to the Merger or any of the other transactions contemplated by this Agreement.

3.33                           Broker’s and Finder’s Fees.  Except for payments to Keefe, Bruyette & Woods as described in Section 3.33 of the Sun Schedule, neither Sun nor any Sun Subsidiary has any liability to any broker, finder, or similar agent, nor have any of them agreed to pay any broker’s fee, finder’s fee or commission, with respect hereto or to the transactions contemplated hereby.

3.34                           Delays.  Sun is not aware of any matter that could prevent or delay the receipt of any Banking Approval or any other Consent required for the consummation of the transactions contemplated by this Agreement.

ARTICLE  4

REPRESENTATIONS AND WARRANTIES OF OMEGA

Except as otherwise disclosed in one or more schedules numbered to correspond to the following Sections of this Article 4, and delivered concurrently with this Agreement, both as of the date hereof and as of the Effective Time, Omega represents and warrants to Sun as follows:

4.1                                 Organization and Qualification of Omega and Subsidiaries.

(a)                                  Omega is corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania and (i) has all requisite corporate power and authority to own, operate and lease its properties and assets and to carry on its business as it is currently being conducted; (ii) is in good standing and is duly qualified and licensed to conduct business in each jurisdiction where the character of its properties owned or held under lease or the nature of its business is such that a failure to be so qualified or licensed would have, individually or in the aggregate, a Material Adverse Effect; and (iii) is a registered bank holding company under the regulations of the FRB.

(b)                                 Omega Bank is a national bank, duly organized, validly existing and in good standing under the laws of the United States and engages only in activities (and holds properties and assets only of the types) permitted by the law of the United States and the regulations of the OCC.  Omega Bank’s deposit accounts are insured by the Bank Insurance Fund as administered by the FDIC to the fullest extent permitted under Applicable Law, and all premiums and assessments required to be paid in connection therewith have been paid when due.

(c)                                  Omega’s annual report on Form 10K filed with the SEC for the fiscal year ending December 31, 2003 specifically identifies all material Subsidiaries of Omega.  Each Omega Subsidiary (other than Omega Bank) is duly organized, validly existing and in good standing under the laws of the appropriate jurisdiction in which it is incorporated or organized and (i) has all requisite corporate power and authority to own, operate and lease its properties and assets and to carry on its business as it is currently being conducted; and (ii) is in good standing and is duly qualified and licensed to conduct business in each jurisdiction where the character of its properties owned or held under lease or the nature of its business is such that a failure to be so qualified or licensed would have, individually or in the aggregate, a Material Adverse Effect.

4.2                                 Authorization, Execution and Delivery; Agreement Not in Breach.

(a)                                  Omega has all requisite corporate power and authority to execute and deliver this Agreement and, subject to the approval of shareholders of Omega and the Banking Approvals, to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the proposed transactions have been duly authorized by the requisite vote of Omega’s Board of Directors and no other corporate proceedings on the part of Omega or any Omega Subsidiary are necessary to authorize the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for the approval of the holders of Omega Common Stock entitled to vote thereon.  This Agreement and all other agreements and instruments herein contemplated to be executed by Omega have been (or upon execution will have been) duly executed and delivered by Omega and constitute (or upon execution will constitute) legal, valid and enforceable obligations of Omega, subject, as to enforceability, to applicable bankruptcy, insolvency, receivership, conservatorship, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and to the application of equitable principles.

(b)                                 The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby, and the fulfillment of the terms hereof will not result in a material violation or material breach of any of the terms or provisions of, or constitute a material default under (or an event which, with the passage of time or the giving of notice, or both, would constitute such a default under), or conflict with, or permit the acceleration of, any material obligation under, any mortgage, lease, covenant agreement, indenture or other instrument to which Omega or any Omega Subsidiary is a party or by which Omega or any Omega Subsidiary, or their respective properties or assets, is bound, the Charter Documents of Omega or any Omega Subsidiary; or any judgment, decree, order, regulatory letter of understanding or award of any

Governmental Authority by which Omega or any Omega Subsidiary, or their respective properties or assets, is bound, or any material Consent, permit, concession, grant, franchise, license, law, statute, ordinance, rule or regulation applicable to Omega or any Omega Subsidiary or the properties or assets of any of them; or result in the creation of any material lien, claim, security interest, encumbrance, charge, restriction or right of any third arty of any kind whatsoever upon the properties or assets of Omega or any Omega Subsidiary, except that the approval of the shareholders of Omega and the Banking Approvals must be obtained for Omega to consummate the Merger.

4.3                                 No Legal Bar.  Neither Omega nor any Omega Subsidiary is a party to, or subject to or bound by, any agreement, judgment, order, letter of understanding, writ, prohibition, injunction or decree of any court or other Governmental Authority, or any Applicable Law which would prevent the execution of this Agreement by Omega, the delivery hereof to Sun or the consummation of the transactions contemplated hereby (except for such laws as require that the approval of the shareholders of Omega and the Banking Approvals be obtained), and no Proceeding is pending against Omega or any Omega Subsidiary in which the validity of this Agreement, any of the transactions contemplated hereby or any action which has been taken by either of the Parties in connection herewith, or, in connection with any of the transactions contemplated hereby, is at issue.

4.4                                 Consents and Approvals.  Except for (a) the Banking Approvals, (b) the filing with the SEC and declaration of effectiveness by the SEC of the Registration Statement, (c) the approval of this Agreement by the requisite vote of the shareholders of Omega and Sun, (d) the approval of the listing of Omega Common Stock to be issued in the Merger on the NASDAQ National Market, and (e) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of Omega Common Stock pursuant to this Agreement, no Consents of any Governmental Authority or any other third Person are necessary in connection with the execution and delivery by Omega of this Agreement or the consummation by Omega of the Merger and the other transactions contemplated hereby, except where the failure to obtain such Consents would not reasonably be expected to have a Material Adverse Effect.

4.5                                 Licenses, Franchises and Permits.  Omega and each Omega Subsidiary holds all licenses, franchises, permits and authorizations necessary for the lawful conduct of its respective businesses, except where the failure to hold such licenses, franchises, permits and authorizations would not reasonably be expected to have a Material Adverse Effect.  All of such licenses, franchises, permits and authorizations are in full force and effect and shall continue in effect subsequent to the Closing of the transactions contemplated herein without any Consent, other than the Banking Approvals, subject to the legal right and authority of such successor to engage in the activities licensed, franchised, permitted or authorized thereby and except where the failure of such licenses, franchises, permits and authorizations to be in full force and effect would not reasonably be expected to have a Material Adverse Effect.  Neither Omega nor any Omega Subsidiary has received notice of any Proceeding for the suspension or revocation of any such license, franchise, permit, or authorization and no such Proceeding is pending or, to Sun’s knowledge, threatened.

4.6                                 Omega Financial Statements.  The consolidated statements of financial condition contained in the Omega Financial Statements fairly present the consolidated financial condition of Omega and the Omega Subsidiaries as of the respective dates set forth therein, and the related consolidated statements of operations, changes in shareholders’ equity and cash flows in the Omega Financial Statements, fairly present the results of the consolidated operations, changes in shareholders’ equity and cash flows of Omega and the Omega Subsidiaries for the respective periods or as of the respective dates set forth therein, in each case in conformity with GAAP consistently applied, it being understood that Omega’s interim financial statements are not audited, not prepared with related notes and are subject to normal year-end adjustments.

4.7                                 Charter Documents.  Omega has made available to Sun true, correct and complete copies of the Charter Documents of Omega and each Omega Subsidiary.

4.8                                 Tax Matters.

(a)                                  All federal, state and local Tax Returns required to be filed by or on behalf of Omega or any Omega Subsidiary have been timely filed, or Omega or any applicable Omega Subsidiary has received an appropriate extension therefor.  All Tax Returns filed are, and the information contained therein is, complete and accurate in all material respects.  All Tax obligations reflected in such returns have been timely paid.  Neither Omega nor any Omega Subsidiary is currently the beneficiary of any extension of time within which to file any Tax Return.  As of the date of this Agreement, there is no audit examination, deficiency, or refund litigation or matter in controversy with respect to any Taxes that might reasonably be expected to result in a determination materially adverse to Omega or any Omega Subsidiary except as fully reserved for in the Omega Financial Statements.  All Taxes, interest, additions, and penalties due with respect to completed and settled examinations or concluded litigation have been paid;

(b)                                 Neither Omega nor any Omega Subsidiary has executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due that is currently in effect;

(c)                                  Adequate provision for any federal, state or local Taxes due or to become due for Omega or any Omega Subsidiary for all periods through and including December 31, 2003, has been made and is reflected on the December 31, 2003 financial statements included in Omega’s Report on Form 10-K for the period then ending, and has been and will continue to be made with respect to periods ending after December 31, 2003 on a basis consistent with its historic Tax accounting practices and GAAP;

(d)                                 Deferred taxes of Omega and the Omega Subsidiaries have been and will be provided for in accordance with GAAP;

(e)                                  Neither the U.S. Internal Revenue Service nor any state, local or other taxing authority is now asserting or threatening to assert against Omega or any Omega Subsidiary any deficiency or claim for additional Taxes, or interest thereon or penalties in connection therewith.  All income, payroll, withholding property, excise, sales, use, franchise and transfer taxes, and all other Taxes, charges, fees, levies or other assessments, imposed upon Omega or any Omega Subsidiary by the United States or by any state, municipality, subdivision or instrumentality of the United States or by any other authority, including all interest, penalties or additions attributable thereto, which are due and table by Omega or any Omega Subsidiary, either have been paid in full or have been properly accrued and reflected in the Omega Financial Statements;

(f)                                    Neither Omega nor any Omega Subsidiary has made any material payments, is obligated to make any material payments, or is a party to any agreement that under certain circumstances could obligate it to make any material payments that will not be deductible under Section 280G of the Code; and

(g)                                 Neither Omega nor any Omega Subsidiary (i) is a party to any Tax allocation or sharing agreement, (ii) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Omega), or (iii) has any Tax liability for any Person (other than Omega or any Omega Subsidiary) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise.

4.9                                 Litigation.  There is no Proceeding pending against Omega or any Omega Subsidiary, or Omega’s knowledge, threatened against or affecting Omega or any Omega Subsidiary or any of their assets, that may, if decided against Omega or any Omega Subsidiary, have a Material Adverse Effect.

4.10                           Insurance.  Section 4.10 of the Omega Schedule includes a complete list of all insurance policies (other than title insurance policies or insurance policies of which any Omega Subsidiary is a beneficiary incident to the making of individual loans) held by Omega or any Omega Subsidiary.  There are no outstanding unresolved claims for losses under any such insurance policies.  Omega and the Omega Subsidiaries have paid all amounts due and payable under any insurance policies and guaranties applicable to them and their assets and operations; all such insurance policies and guaranties are in full force and effect; and Omega, the Omega Subsidiaries and all properties of Omega and the Omega Subsidiaries are insured against fire, casualty, theft, loss, and such other events against which it is customary to insure, all such insurance policies being in amounts that are adequate and are consistent with past practices and experience.  Neither Omega nor any Omega Subsidiary is aware of any basis for any claim under any existing directors and officers liability insurance policy.

4.11                           Books and Records.  The minute books of Omega and each Omega Subsidiary contain, in all material respects, accurate records of and fairly reflect all actions taken at all meetings and accurately reflect all other corporate action of the shareholders, owners, the boards of directors or other similar governing body, and each committee thereof.  The books and records of Omega and each Omega Subsidiary fairly and accurately reflect the transactions to which they are or have been parties or by which their respective properties are subject or bound, and such books and records have been properly kept and maintained.

4.12                           Capitalization of Omega and the Omega Subsidiaries.

(a)                                  The authorized capital stock of Omega consists of 25,000,000 shares of Common Stock having a par value of $5.00 per share, 5,000,000 shares of Preferred Stock having a par value of $5.00 per share, and no other class of equity security.  As of the date of this Agreement, 10,082,931 shares of Omega Common Stock were issued, of which 8,493,386 were outstanding and 1,589,545 were held in treasury, and there were no shares of Omega Preferred Stock issued and outstanding.  All of the outstanding Omega Common Stock is validly issued, fully-paid and nonassessable and has not been issued in violation of any preemptive rights of any Omega Shareholder.  Section 4.12 of the Omega Schedule sets forth the number of shares of Omega Common Stock authorized for issuance under Omega’s 1996 Employee Stock Option Plan, Employee Stock Purchase Plan and Non-Employee Director Stock Option Plan, the number of unawarded shares under each such plan, the number of awarded but unvested shares issued under each such plan and the number of awarded shares that are currently vested under each such plan.  In addition, there are outstanding options to purchase 39,261 shares of Omega Common Stock under Omega’s 1986 Employee Stock Option Plan, all of which are vested, and no other options are issuable Omega’s 1986 Employee Stock Option Plan.  As of the date hereof, there are no other outstanding securities or other obligations which are convertible into Omega Common Stock or into any other equity or debt security of Omega, and there are no outstanding options, warrants, rights, scrip, rights to subscribe to, calls or other commitments of any nature which would entitle the holder, upon exercise thereof, to be issued Omega Common Stock or any other equity or debt security of Omega.

(b)                                 Omega owns, directly or indirectly, all of the issued and outstanding shares of capital stock of each Omega Subsidiary, which shares are free and clear of all liens, charges, encumbrances, and security interests of any kind whatsoever.  All of the issued and outstanding shares of capital stock of the Omega Subsidiaries are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.  Except as set forth in Section 4.12(b) of the Omega Schedule, neither Omega nor any Omega Subsidiary has (i) any equity investments other than investments in wholly-owned Subsidiaries or (ii) any investments in real estate or real estate development projects, other than assets classified as “other real estate owned.”  No Omega Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Omega Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Omega Subsidiary.

4.13                           Disclosure.

(a)                                  The information concerning, and representations and warranties made by, Omega set forth in this Agreement, or in the Omega Schedule, or in any document, statement, certificate or other writing furnished or to be furnished by or any behalf of Omega or any Omega Subsidiary to Sun pursuant hereto, do not and will not contain any untrue statement of a material fact or omit and will not omit to state a material fact required to be stated herein or therein which is necessary to make the statements and facts contained herein or therein, in light of the circumstances in which they were or are made, not false or misleading.

(b)                                 None of the information prepared by or on behalf of Omega or any Omega Subsidiary regarding any of them included or to be included in the Prospectus/Proxy and any other documents to be filed with the SEC or any other Governmental Authority in connection with the transactions contemplated herein, will, at the respective times such documents are filed, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.  All documents which Omega or any Omega Subsidiary is responsible for filing with the SEC or any other Governmental Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of Applicable Law, including applicable provisions of the Securities Laws.  Without limiting the foregoing, at the time the Prospectus/Proxy is mailed to Omega Shareholders and Sun Shareholders, and at all times subsequent to such mailing up to and including the date of the shareholders meetings at which the Merger and this Agreement will be presented for approval, the Registration Statement, with respect to all information relating to Omega or any Omega Subsidiary, (i) will comply in all material respects with the applicable provisions of the Securities Laws and (ii) will not contain any statement which, at the time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact or omit to state any material fact necessary in order to make the statements made therein not false or misleading, or required to be stated therein or necessary to correct any statement made in an earlier communication with respect to such matters which have become false or misleading.

(c)                                  Copies of all documents heretofore or hereafter delivered or made available to Sun by or on behalf of Omega or any Omega Subsidiary pursuant hereto were or will be complete and accurate copies of such documents.

4.14                           Absence of Undisclosed Liabilities.  To Omega’s knowledge, neither Omega or any Omega Subsidiary has any obligation or liability that is material to the financial condition or operations of any of them, or that, when combined with all similar obligations or liabilities, would be material to their financial condition or operations (i) except as disclosed in the Omega Financial Statements prior to the date this Agreement, or (ii) except as contemplated under this Agreement.  Since the Balance Sheet Date, neither Omega nor any Omega Subsidiary has incurred or paid any obligation or liability which would be material to the financial condition or operations of any of them, except for obligations paid in connection with transactions made by them in the ordinary course of their business consistent with past practices and Applicable Law.

4.15                           Allowance for Loan Losses.

(a)                                  The allowance for loan losses shown on the Omega Financial Statements is adequate in all material respects to provide for anticipated losses inherent in loans outstanding.

(b)                                 The allowance for losses in real estate owned, if any, shown on the Omega Financial Statements is or will be adequate in all material respects to provide for anticipated losses inherent in real estate owned by Omega or any Omega Subsidiary and the net book value of real estate owned as shown on the most recent balance sheet included in the Omega Financial Statements is the fair value of the real estate owned in accordance with Statement of Position 92-3.

4.16                           Compliance with Laws.

(a)                                  Omega and each Omega Subsidiary is in compliance with all Applicable Laws, reporting and licensing requirements, and orders applicable to its business or employees (including, but not limited to, the Sarbanes-Oxley Act of 2002, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001, the Bank Secrecy Act, fair lending laws or other laws relating to discrimination, consumer disclosure and currency transaction reporting) the noncompliance, breach or violation of which would reasonably be expected to have a Material Adverse Effect, or which would reasonably be expected to subject Omega or any Omega Subsidiary or any of their directors or officers to civil money penalties; and

(b)                                 Neither Omega nor any Omega Subsidiary has received notification or communication from any Governmental Authority, or the staff thereof (i) asserting that Omega or any Omega Subsidiary is not in compliance with any Applicable Law, which, as a result of such noncompliance, would reasonably be expected to have a Material Adverse Effect, (ii) threatening to revoke any Consent, license, franchise, permit, or governmental authorization which is material to the financial condition or operations of Omega or any Omega Subsidiary, or (iii) requiring Omega or any Omega Subsidiary to enter into a cease and desist order, consent, agreement, memorandum of understanding or similar arrangement.

4.17                           Employee Benefit Plans.  To Omega’s knowledge, all of the Omega Benefit Plans are in material compliance with their provisions and with all applicable requirements of ERISA and all other Applicable Law, including the reporting and disclosure requirements of Part I of Title I of ERISA.  To Omega’s knowledge, with respect to the Omega Benefit Plans, Omega will have made, on or prior to the Closing Date, all payments required to be made (including those payments contemplated herein) on or prior to the Closing Date and will have accrued (in accordance with GAAP consistently applied) as of the Closing Date, all payments due but not yet payable as of the Closing Date.

4.18                           Material Contracts.  Omega has filed with the SEC as exhibits to its Annual Reports on Form 10-K, all material contracts of Omega that are required by Applicable Law to be so filed.

4.19                           Material Contract Defaults.  Neither Omega nor any Omega Subsidiary is in default under any contract, agreement, commitment, arrangement, lease, insurance policy, or other instrument to which it is a party or by which its respective assets, business, or operations may be bound or affected or under which it or its respective assets, business, or operations receives benefits, and which default would reasonably be expected to have either individually or in the aggregate a Material Adverse Effect, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.

4.20                           Exchange Act and NASDAQ Listing.

(a)                                  The Omega Common Stock is registered with the SEC pursuant to the Exchange Act and Omega has timely filed with the SEC all material forms, reports, registrations, statements and certifications required by Applicable Law to be filed by Omega with the SEC, together with all required amendments thereto, which, taken as a whole, are true and correct in all material respects, and do not misstate a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

(b)                                 The outstanding shares of Omega Common Stock are quoted for trading on the NASDAQ National Market (under the symbol “OMEF”) and Omega has timely filed with the NASDAQ National Market all material forms, reports, registrations, statements and certifications required to be filed by Omega.

4.21                           Certain Regulatory Matters.

(a)                                  Omega Bank is a member of the Federal Home Loan Bank of Pittsburgh.

(b)                                 Omega Bank has not paid any dividends to Omega or any Affiliate thereof that (i) caused the regulatory capital of Omega Bank to be less than the amount then required by Applicable Law or (ii) exceeded any other limitation on the payment of dividends imposed by Applicable Law, agreement or regulatory policy.

(c)                                  Omega Bank has adopted policies and procedures designed to promote overall compliance with the Bank Secrecy Act (31 U.S.C. Section 5301), the Truth-in-Lending Act (15 U.S.C. Section 1601 et seq.), the Expedited Funds Availability Act (12 U.S.C. Section 4001) and the regulations adopted under each such act and have materially complied with the reporting requirements under the Bank Secrecy Act and the regulations thereunder.

4.22                           Disclosure Controls and Procedures.  Omega and each Omega Subsidiary has had in place “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) promulgated under the Exchange Act) designed and maintained to ensure that (i) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets, (ii) all information (both financial and non-financial) required to be disclosed by Omega or any Omega Subsidiary in the reports that it files or submits to the FDIC or the SEC is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the FDIC or the SEC and (iii) all such information is accumulated and communicated to management as appropriate to allow the Chief Executive Officer and Chief Financial Officer of Omega to make the certifications required under the Exchange Act with respect to such reports.  None of Omega’s or any Omega Subsidiary’s records, systems, controls, data or information are recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of Omega or the applicable Omega Subsidiary or their accountants.

4.23                           Corporate Approval.  The affirmative vote of a majority of the holders of the outstanding Omega Common Stock cast by all such holders entitled to vote thereon is required to adopt this Agreement and approve the Merger and the other transactions contemplated hereby.  No other vote of the shareholders of Omega is required by Applicable Law, the Charter

Documents of Omega or otherwise to adopt this Agreement and approve the Merger and the other transactions contemplated hereby.

4.24                           Broker’s and Finder’s Fees.  Except for payments to Sandler O’Neill & Partners, L.P., neither Omega nor any Omega Subsidiary has any liability to any broker, finder, or similar agent, nor have any of them agreed to pay any broker’s fee, finder’s fee or commission, with respect hereto or to the transactions contemplated hereby.

4.25                           Delays.  Omega is not aware of any matter that could prevent or delay the receipt of any Banking Approval or any other Consent required for the consummation of the transactions contemplated by this Agreement.

ARTICLE  5

COVENANTS OF SUN

5.1                                 Preparation of Registration Statement and Applications for Required Consents.

(a)                                  Sun will cooperate with Omega in the preparation of the Registration Statement and the Prospectus/Proxy.  Sun will cooperate with Omega and provide such information as may be necessary or advisable in preparing and filing the Prospectus/Proxy, obtaining an order of effectiveness for the Registration Statement, appropriate permits or approvals under state securities and “blue sky” law, the Banking Approvals, the listing of the Shares on the NASDAQ National Market (subject to official notice of issuance, if necessary) and any other Governmental Approvals or the taking of any other action by any Governmental Authority necessary to consummate the Merger without a material adverse effect on the business, results of operations, assets or condition (financial or otherwise) of the Surviving Corporation or its Subsidiaries.  Sun covenants and agrees that all information furnished by or on behalf of Sun or any Sun Subsidiary for inclusion in the Registration Statement, the Prospectus/Proxy, all applications to appropriate regulatory agencies for approval of the Merger, and all information furnished by or on behalf of Sun or any Sun Subsidiary to Omega or any of its employees, representatives or agents pursuant to this Agreement or in connection with obtaining Banking Approvals, will comply in all material respects with the provisions of Applicable Law, including the Securities Act, and will not contain any untrue statement of a material fact and will not omit to state any material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

(b)                                 As promptly as practicable after the Registration Statement becomes effective under the Securities Act, Sun and Omega will hold meetings of their respective shareholders for the purpose of approving this Agreement and authorizing the Merger.  Sun and Omega will, in accordance with and in compliance with the Exchange Act, and to the extent permitted by their respective Board’s fiduciary duties, solicit proxies from their shareholders in favor of such approval and authorization; provided, however, that Sun’s Board of Directors may withdraw or modify its recommendation that the Sun Shareholders approve this Agreement if such Board of Directors has complied with Section 5.4 hereof and has determined, in good faith, that an Acquisition Proposal constitutes a Superior Proposal.  Without the prior written consent of Omega, Sun will not distribute to the Sun Shareholders any materials in connection with the solicitation of proxies for approving this Agreement and authorizing the Merger other than materials contained in the Registration Statement as effective or as otherwise required by Applicable Law (upon prior notice to Omega).

5.2                                 Conduct of Business – Affirmative Covenants.  Unless the prior written consent of Omega shall have been obtained:

(a)                                  Sun and each Sun Subsidiary shall:

(i)                                     Operate its business only in the usual, regular, and ordinary course;

(ii)                                  Preserve intact its business organizations and assets and maintain its rights and franchises;

(iii)                               Take no action, unless otherwise required by Applicable Law, that would reasonably be considered to (A) adversely affect the ability of any of them or Omega to obtain any necessary approvals of Governmental Authorities required to consummate the transactions contemplated by this Agreement, or (B) adversely affect the ability of such Party to perform its covenants and agreements under this Agreement;

(iv)                              Except as they may terminate in accordance with their terms or as may be terminated by Sun or the applicable Sun Subsidiary as a result of a material default by a party other than Sun or the applicable Sun Subsidiary, keep in full force and effect, and not default in any of their obligations under, all material contracts;

(v)                                 Keep in full force and effect insurance coverage with responsible insurance carriers which is reasonably adequate in coverage and amount for companies the size of Sun or such Sun Subsidiary and for the businesses and properties owned by each and in which each is engaged, to the extent that such insurance is reasonably available;

(vi)                              Use its best efforts to retain the present customer base of each Sun Subsidiary and to facilitate the retention of such customers by each Sun Subsidiary and its respective locations and branches after the Effective Time; and

(vii)                           Maintain, renew, keep in full force and effect, and preserve its business organization and material rights and franchises, permits and licenses, and use its best efforts to maintain positive relations with its present employees so that such employees will continue to perform effectively and will be available to Sun, the Sun Subsidiaries or Omega and Omega’s Subsidiaries at and after the Effective Time, and use its best efforts to maintain its existing, or substantially equivalent, credit arrangements with banks and other financial institutions and to assure the continuance of each Sun Subsidiary’s customer relationships.

(b)                                 Sun agrees to use its best efforts to assist Omega in obtaining the Banking Approvals and any Governmental Approvals necessary to complete the transactions contemplated hereby and does not know of any reason that such approvals can not be obtained, and Sun and the Sun Subsidiaries shall provide to Omega or to the appropriate Governmental Authorities all information reasonably required to be submitted in connection with obtaining such approvals.

(c)                                  Sun and the Sun Subsidiaries, at their own cost and expense, shall use their best efforts to secure all necessary Consents and releases, if any, required of Sun, any Sun Subsidiary or any third parties, and shall comply with all Applicable Laws and rulings, in connection with this Agreement and the consummation of the transactions contemplated hereby.

(d)                                 Subject to the terms and conditions of this Agreement, Sun shall use its best efforts to do, or to cause to be done, all things necessary, proper, or advisable under Applicable Laws to consummate the transactions contemplated by this Agreement, including, without limitation, using reasonable best efforts to lift or rescind any injunction or restraining or other order adversely affecting the ability of the Parties to consummate the transaction contemplated by this Agreement.  Sun shall use, and shall cause each of its Subsidiaries to use, its best efforts to obtain the Banking Approvals and all other Consents of all third parties and Governmental Authorities necessary or desirable for the consummation of each of the transactions contemplated by this Agreement.

(e)                                  On the business day immediately prior to the Effective Time, assuming that all conditions precedent to the Merger as Omega may require have been satisfied, Sun shall, at the request of Omega, take all permissible legal, accounting and regulatory action necessary to convert to the accounting policies and practices of Omega, such actions to include, without limitation, at Omega’s option, adjustments to loan loss reserves, reserves for federal income taxes, accounting for post-retirement medical benefits, and accruals for severance and related costs and accrued vacation and disability leave.  Sun’s representations, warranties and covenants contained in this Agreement shall not be deemed to be untrue or breached in any respect for any purpose as a consequence of any modifications or changes undertaken at the request of Omega under this Section 5.2(e) or otherwise.

5.3                                 Conduct of Business – Negative Covenants.  From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, except as may be separately agreed by Sun and Omega, Sun covenants and agrees that it will neither do, nor agree or commit to do, nor permit any Sun Subsidiary to do or commit or agree to do, any of the following without requesting Omega’s approval and receiving the prior written consent of the President of Omega, which consent shall be deemed given unless Omega disapproves the same within five (5) business days of having received Sun’s written request for such approval:

(a)                                  Except as expressly contemplated by this Agreement, amend its any of its Charter Documents; or

(b)                                 Impose on any share of capital stock held by it any lien, charge, or encumbrance, or permit any such lien, charge, or encumbrance to exist; or

(c)                                  (i) Repurchase, redeem, or otherwise acquire or exchange, directly or indirectly, any shares of its capital stock or other equity securities or any securities or instruments convertible into any shares of its capital stock, or any rights or options to acquire any shares of its capital stock or other equity securities except as expressly permitted by this Agreement; or (ii) split or otherwise subdivide its capital stock; or (iii) recapitalize in any way; or (iv) declare stock dividend on its capital stock; or (v) pay or declare a cash dividend or make or declare any other type of distribution on its capital stock except for any cash dividend already declared prior to this Agreement and regular quarterly cash dividends payable in the same amount and on the same schedule as past quarterly cash dividends; provided, however, that with respect to any cash dividend payable in the quarter in which the Effective Time occurs, only the pro rata portion of such cash dividend for such quarter shall be payable; or

(d)                                 Except as expressly permitted by this Agreement, acquire direct or indirect control over any corporation, association, firm, organization or other entity, other than in connection with (i) mergers, acquisitions, or other transactions approved in writing by Omega, (ii) internal organization or consolidations involving existing Sun Subsidiaries, (iii) acquisitions of control in its fiduciary capacity, or (iv) the creation of new subsidiaries organized to conduct or continue activities otherwise permitted by this Agreement; or

(e)                                  Except as expressly permitted by this Agreement, to (i) issue, sell, agree to sell, or otherwise dispose of or otherwise permit to become outstanding any additional shares of any capital stock, including, without limitation, Sun Common Stock (other than shares issuable upon the exercise of Sun Stock Options outstanding as of the date of this Agreement), or any stock appreciation rights, or any option, warrant, conversion, call, scrip, or other right to acquire any such stock, or any security convertible into any such stock, unless any such shares of such stock are directly sold or otherwise directly transferred to Sun or any Sun Subsidiary; (ii) except as may otherwise be necessary for Sun’s Board of Directors to fulfill its fiduciary duties, sell, agree to sell, or otherwise dispose of any substantial part of the assets or earning power of Sun or of any Sun Subsidiary; (iii) except as may otherwise be necessary for Sun’s Board of Directors to fulfill its fiduciary duties, sell, agree to sell, or otherwise dispose of any asset of Sun or any Sun Subsidiary other than in the ordinary course of business for reasonable and adequate consideration; or (iv) buy, agree to buy or otherwise acquire a substantial part of the assets or earning power of any other Person except in the ordinary course of business to realize upon a debt owed to it; or

(f)                                    Incur any additional debt obligation or other obligation for borrowed money other than (i) in replacement of existing short-term debt with other short-term debt of an equal or lesser amount; (ii) financing of banking related activities; or (iii) indebtedness of Sun or any Sun Subsidiary to SunBank or another Sun Subsidiary not in excess of an aggregate of $300,000 (for Sun and Sun Subsidiaries on a consolidated basis), except in the ordinary course of the business (and such ordinary course of business shall include, but shall not be limited to, creation of deposit liabilities, entry into repurchase agreements or reverse repurchase agreements, purchases or sales of federal funds, Federal Home Loan Bank advances, and sales of certificates of deposit); or

(g)                                 Grant any increase in compensation or benefits (including, without limitation, any grants or awards under Sun’s 1998 Stock Incentive Plan, 1998 Independent Directors Stock Option Plan and 1998 Employee Stock Purchase Plan) to any of is employees or officers, except as required by Applicable Law, and except for the scheduled increases in salary or payments made pursuant to incentive compensation plans specifically identified on Schedule 5.3(g) to this Agreement, which are to be granted in the ordinary course of business consistent with past practices; except as required by Applicable Law, enter into any severance agreements with any of its officers or employees; grant any material increase in fees or other increases in new compensation or other benefits to any director; effect any change in retirement for any class of its employees or officers, unless such change is required by Applicable Law; or pay any bonuses, including retention bonuses, but excluding payments made pursuant to incentive compensation plans, to any persons in excess of $150,000 for all bonuses paid in the aggregate;

(h)                                 Amend any existing employment or other contract between it and any director, officer or employee to increase the compensation or benefits payable thereunder; or enter into any employment or other contract with any director, officer or employee that Sun or the Sun Subsidiary, as applicable, does not have the unconditional right to terminate without liability (other than liability for services already rendered), at any time on or after the Effective Time;

(i)                                     Adopt any new employee benefit plan or terminate or make any material change in or to any existing employee benefit plan other than any change that is required by Applicable Law or that, in the opinion of counsel, is necessary or advisable to maintain the tax-qualified status of any such plan;

(j)                                     Enter into any new service contracts, purchase or sale agreements or lease agreements providing for annual payments in excess of $100,000 that are material to Sun or any Sun Subsidiary except for the sale of collateral for customer loans in default;

(k)                                  Make any capital expenditure exceeding $200,000 except for budgeted expenses in connection with the previously announced or budgeted openings of a new branch location;

(l)                                     Knowingly take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect, or in any of the conditions to the Merger set forth in Article 7 not being satisfied, or in violation of any provision of this Agreement;

(m)                               Change its methods of accounting in effect at December 31, 2003, except as required by changes in generally accepted accounting principles as concurred in, in writing, by Sun’s independent auditors (a copy of which shall be provided to Omega) or regulatory accounting principles or the SEC;

(n)                                 Except as required by Applicable Law, knowingly take or cause to be taken any action that could reasonably be expected to jeopardize or delay the receipt of any of the Banking Approvals or required Governmental Approvals or which would reasonably be expected to result in any such Banking Approval or required Governmental Approval containing a condition that is determined by Omega to be unduly burdensome;

(o)                                 Fail to use its best efforts to keep in full force and effect its insurance and bonds in such amounts as are reasonable to cover such risks customary in relation to the character and location of its properties and the nature of its business and in any event at least equal in scope and amount of coverage of insurance and bonds now carried;

(p)                                 Fail to notify Omega promptly of its receipt of any letter, notice or other communication, whether written or oral, from any Governmental Authority advising it of any investigation (other than normal bank regulatory examinations) or that such Governmental

Authority is contemplating issuing, requiring, or requesting any agreement, memorandum of understanding, or similar undertaking, order or directive;

(q)                                 Fail promptly to notify Omega of (i) the commencement or threat of any Proceeding involving any material amount of taxes against Sun or any Sun Subsidiary or (ii) the receipt by Sun or any Sun Subsidiary of any deficiency or audit notices or reports in respect of any material deficiencies asserted by any federal, state, local or other tax authority;

(r)                                    Fail to maintain and keep its properties in good repair and condition, except for depreciation due to ordinary wear and tear;

(s)                                  Engage in any off-balance sheet hedge transaction.

5.4                                 Conduct of Business – Certain Actions.  During the period from the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement in accordance with its terms, Sun shall not, and shall not authorize or permit its Affiliates and the Sun Subsidiaries, and the directors, officers, employees, agents, representatives (including investment bankers, attorneys and accountants) of Sun and the Sun Subsidiaries to, directly or indirectly, (i) initiate, solicit, encourage or otherwise facilitate any Acquisition Transaction or any inquiries that may reasonably be expected to lead to an Acquisition Transaction, or (ii) engage in any discussions with or provide any confidential information or data to any Person that may reasonably be expected to lead to an Acquisition Transaction, or (iii) engage in any negotiations concerning, or otherwise facilitate any effort or attempt to make or implement, an Acquisition Transaction.  Notwithstanding the foregoing, the Board of Directors of Sun shall be permitted (A) to respond to inquiries from analysts, Governmental Authorities and holders of Sun Common Stock in the ordinary course of business and as otherwise provided in this Agreement, (B) to comply with Rule l4e-2(a) promulgated under the Exchange Act, to the extent applicable, with regard to an Acquisition Proposal, (C) in response to an unsolicited bona fide written Acquisition Proposal from any Person, to recommend such Acquisition Transaction to its shareholders and/or withdraw or modify in any adverse manner its approval or recommendation of this Agreement, (D) to engage in any discussions or negotiations with, and/or provide any information to, any Person in response to an unsolicited bona fide written Acquisition Proposal by any such Person, and (E) to accept a Superior Proposal from any Person, if and only to the extent that, in any such case described in the preceding clause (C), (D) or (E), (i) the Sun Shareholders shall not have approved this Agreement and the Merger, (ii) the Board of Directors of Sun shall have concluded in good faith that such Acquisition Proposal (x) in the case described in clause (C) above would, if consummated, constitute a Superior Proposal, or (y), in the case described in clause (D) above, could reasonably be expected to constitute a Superior Proposal, (iii) the Board of Directors of Sun shall have determined in good faith, on the basis of written advice of outside legal counsel, that such action is necessary for such Board of Directors to be deemed to have acted in a manner consistent with its fiduciary duties under the PBCL or other Applicable Law, (iv) prior to providing any information or data to any Person in connection with an Acquisition Transaction by any such Person, the Board of Directors shall have received from such Person an executed confidentiality agreement containing terms and provisions no less favorable to Sun than those contained in the Confidentiality Agreement between Sun and Omega, and (v) in the case described in clause (E) above, Sun complies with and terminates this Agreement pursuant to Section 8.1(g).  Sun shall, within one (1) business day, notify Omega in writing of any and all such inquiries, proposals or offers received by, or any such discussions or negotiations sought to be initiated or continued with, any of its representatives, which notice shall set forth the identity of such Person and the material terms and conditions of any Acquisition Proposal.  Sun shall immediately cease and cause to be terminated any pending or current activities, discussions or negotiations with any Persons with respect to any Acquisition Transaction.

5.5                                 Delivery of Information.  Sun will provide to Omega a copy of the materials including monthly financial statements, distributed to directors of Sun, SunBank or any other Sun Subsidiary in connection with board meetings.

5.6                                 Notification.  Sun shall notify Omega promptly after becoming aware of the occurrence of, or the impending or threatened occurrence of, any event that would constitute a material breach on Sun’s part of any obligation under this Agreement or the occurrence of any event that would cause any representation or warranty made by it herein to be false or misleading in any material respect, or if it becomes a party or is threatened with becoming a party to any Proceeding or upon the occurrence of any event that would result in a material change in the circumstances described in the representations and warranties contained herein; provided, however, that such notification does not obviate any of Sun’s responsibilities or obligations under this Agreement.  At all times up to and including, and as of, the Closing, Sun shall inform Omega in writing of any and all facts necessary to amend or supplement the representations and warranties made herein and in the Sun Schedule as necessary so that the information contained herein and therein will accurately reflect the current status of Sun and the Sun Subsidiaries; provided, however, that any such updates to the Sun Schedule shall be required prior to the Closing only with respect to matters which represent material changes to the Sun Schedule and the information contained therein.

5.7                                 Inspections Permitted.  Sun and the Sun Subsidiaries shall afford Omega and its authorized agents and representatives reasonable access during normal business hours to the properties, operations, books, records, contracts, documents, loan files and other information of or relating to Sun or any Sun Subsidiary.  Omega will provide Sun at least 48 hours notice of any inspection and conduct any inspection in a reasonable manner that will not interfere with business operations.  Sun shall cause all personnel of Sun and the Sun Subsidiaries to provide reasonable assistance to Omega in its investigation of matters relating to Sun or any Sun Subsidiaries.

ARTICLE  6

COVENANTS OF OMEGA

6.1                                 Banking Approvals and Other Consents.  As promptly as practicable after execution of this Agreement, Omega shall file any and all applications with the appropriate Governmental Authorities in order to obtain the Banking Approvals and shall take such other actions as may reasonably be required to consummate the transactions contemplated in this Agreement with reasonable promptness.  Omega shall pay all fees and expenses arising in connection with such applications for Banking Approvals.  Omega agrees to use its best efforts to provide the appropriate Governmental Authorities with the information required by such authorities in connection with Omega’s applications for Banking Approvals and to use its best efforts to obtain such Banking Approvals, and any other Consents and Governmental Approvals as may be required for the Closing, as promptly as practicable; provided, however, that nothing in this Section shall be construed to obligate Omega to take any action to meet any condition required to obtain prior Banking Approvals if such condition is not routinely included for the same approvals relating to transactions substantially similar to those contemplated by this Agreement and would have a material adverse effect on the ability of Omega or any Omega Subsidiary to carry on its business, as presently conducted.  Omega shall provide Sun the opportunity to and comment on all required applications within a reasonable period prior to the filing thereof provide Sun with copies of all written communications with Governmental Authorities regarding any transactions provided for herein and related applications and Proceedings.  Subject to the term and conditions of this Agreement, Omega shall use its best efforts to do, to cause to be done, all things necessary, proper, or advisable under Applicable Laws to consummate the transactions contemplated by this Agreement, including, without limitation, using reasonable efforts to lift or rescind any injunction or restraining or other order adversely affecting the ability of the Parties to consummate the transaction contemplated by this Agreement.  Subject to the provisions of this Section, Omega shall use, and shall cause each Omega Subsidiary to use, its best efforts to obtain Consents of all third parties and Governmental Authorities necessary for the consummation of the transactions contemplated by this Agreement.

6.2                                 Approvals and Registrations.  Omega will use its best efforts to prepare and file (a) the Registration Statement with the SEC, (b) with the Governmental Authorities, applications for approval of the Merger, if required, and (c) with the NASDAQ National Market, if necessary, an application for the listing of the Shares, subject to official notice of issuance, except that Omega shall have no obligation to file a new registration statement or a post-effective amendment to the Registration Statement covering any reoffering of Omega Common Stock by Affiliates of Sun.  Omega, reasonably in advance of making such filings, will provide Sun a reasonable opportunity to comment on such filings and regulatory applications and will give due consideration to any comments of Sun before making any such filing or application; and Omega will provide Sun with copies of all such filings and applications at the time filed if such filings and applications are made at any time before the Effective Time.  Omega covenants and agrees that all information furnished by Omega for inclusion in the Registration Statement, the Prospectus/Proxy, and all applications and submissions for the Banking Approvals and Governmental Approvals will comply in all material respects with the provisions of Applicable Law, including the Securities Act and the Exchange Act and the rules and regulations of the SEC, the FDIC, the OCC, and FRB, and will not contain any untrue statement of a material fact and will not omit to state any material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

6.3                                 Employee Benefits; Directors Deferred Compensation Plan; Severance Agreements.

(a)                                  As soon as practical after the consummation of the transactions contemplated herein, Omega shall have the right to terminate Sun’s defined benefit pension plan.

(b)                                 All employees of Sun immediately prior to the Effective Time who continue as employees of Omega will be afforded the opportunity to participate in any employee benefit plans maintained by Omega, including but not limited to any “employee benefit plan,” as that term is defined in ERISA, on an equal basis with similarly situated employees of Omega with comparable positions, compensation, and tenure, subject to the provisions of this Section 6.3.  Service with Sun prior to the Effective Time by such former Sun employees will be deemed service with Omega for all purposes.

(c)                                  Upon the Closing, Omega shall retain all of employees of Sun immediately prior to the Effective Time, subject to the needs of Omega’s business.  Any Sun employee at the Effective Time whose employment with Omega is terminated by Omega within six months after the Effective Time, other than for cause, and who is not otherwise entitled to a severance payment or contract assurance period pursuant to any written agreement with Sun, shall be entitled to receive a severance payment equal to one week’s salary at then current rates for each full year of employment with Sun up to a maximum of 26 weeks.  For the purposes of this Agreement, termination by Omega shall include actual termination, material reduction in salary, or relocation of the principal workplace of the employee beyond 50 miles from the employee’s current workplace; and “cause” shall include the following: (i) personal dishonesty, (ii) incompetence or intentional failure to perform regular duties, (iii) willful misconduct or willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease and desist order, or (iv) breach of fiduciary duty.  Following the transfer of the former Sun employees to Omega’s health plan(s), there shall be no exclusion from coverage for any pre-existing medical condition of any such employee to the extent such condition was covered under a health plan of Sun.

(i)                                     Simultaneous with this Agreement, Omega shall enter into the severance agreement with Robert J. McCormack attached hereto as Exhibit C (the “McCormack Severance Agreement), the severance agreement with Thomas W. Bixler attached hereto as Exhibit D (the “Bixler Severance Agreement”) and the severance agreement with Sandra J. Miller attached hereto as Exhibit E (the “Miller Severance Agreement”), and, after the Merger, Omega shall honor the employment contracts of Sun specifically identified in Section 3.25 of the Sun Schedule (other than the employment contracts that are superceded by the McCormack Severance Agreement, the Bixler Severance Agreement and the Miller Severance Agreement), in accordance with the terms of such contracts.

(d)                                 From and after the Closing Date, Omega shall, without any further action being required, assume all obligations under, and pay as and when due, all amounts owed to directors of Sun pursuant to, existing plans for the deferred payment of directors fees.

6.4                                 Notification.  Omega shall notify Sun promptly after becoming aware of the occurrence of, or the impending or threatened occurrence of, any event that would constitute a material breach on its part of any obligation under this Agreement or the occurrence of any event that could cause any representation or warranty made by it herein to be false or misleading in any in respect, or if it becomes a party or is threatened with becoming a party to any Proceeding or upon the occurrence of any event that would result in a material change in the circumstances described in the representations and warranties made herein; provided, however, that such notification does not obviate any of Omega’s responsibilities or obligations under this

Agreement.  At all times up to and including, and as of, the Closing, Omega shall inform Sun in writing of any and all facts necessary to amend or supplement the representations and warranties made herein and in the Omega Schedule as necessary so that the information contained herein and therein will accurately reflect the current status of Omega and the Omega Subsidiaries; provided, however, that any such updates to the Omega Schedule shall be required prior to the Closing only with respect to matters which represent material changes to the Omega Schedule and the information contained therein.

6.5                                 Directors and Officers Indemnification and Insurance Coverage.  On and after the Effective Time, Omega shall indemnify, defend and hold harmless all former and then-existing directors, officers and employees of Sun against all losses, claims, damages, reasonable costs, reasonable expenses, liabilities or judgments or amounts that are paid in settlement (with the approval of Omega, which approval shall not be unreasonably withheld) or in connection with any claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that the person is or was a director, officer or employee of Sun, whether pertaining to any matter existing or occurring at or prior to the Effective Time and whether asserted or claimed prior to, or at or after, the Effective Time to the same extent as the officer, director or employee would be entitled to indemnification by Sun, as of the Effective Time, including the right to advancement of reasonable expenses.  In addition, Omega shall obtain and maintain a directors’ and officers’ liability insurance tail coverage policy with respect to the directors and officers of Sun, relating to periods prior to the Effective Time and for a period ending 6 years thereafter, with coverages substantially the same as the coverages they have under Sun’s director and officer liability policy on the date hereof; provided, however, that in no event shall Omega be required to spend in excess of 150% of the premiums currently paid by Sun for their existing directors and officers liability insurance policy, to satisfy its obligations under this Section 6.5.

6.6                                 Conduct of Omega Prior to the Effective Time.  Except as expressly provided in this Agreement, as agreed to by Sun or as required by Applicable Law, during the period from the date of this Agreement to the Effective Time, Omega shall, and shall cause the Omega Subsidiaries to (i) take no action which would adversely affect or delay the ability of the Parties to obtain any necessary Banking Approvals or Governmental Approvals or waivers of any Governmental Authority required for the transactions contemplated hereby or to perform their covenants and agreements in this Agreement on a timely basis, (ii) take no action that would reasonably be expected to have a Material Adverse Effect, (iii) continue to conduct their businesses in the ordinary course and consistent with past practices; and (iv) pay no dividend other than normal periodic dividends in accordance with existing practice.  Notwithstanding anything contained herein to the contrary, nothing in this Agreement shall be deemed to prohibit Omega or any Omega Subsidiary from acquiring, or agreeing to acquire, directly or indirectly, a controlling interest in any Person (by merger, business combination or otherwise), or all or a portion of a Person’s business or assets.

6.7                                 Inspections Permitted.  Omega and the Omega Subsidiaries shall afford Sun and its authorized agents and representatives reasonable access during normal business hours to the properties, operations, books, records, contracts, documents, loan files and other information of or relating to Omega or any Omega Subsidiary.  Sun will provide Omega at least 48 hours notice of any inspection and conduct any inspection in a reasonable manner that will not interfere with business operations.  Omega shall cause all personnel of Omega and the Omega Subsidiaries to provide reasonable assistance to Sun in its investigation of matters relating to Omega or the Omega Subsidiaries.

ARTICLE  7

CONDITIONS TO CLOSING

7.1                                 Conditions to the Obligations of Omega.  Unless waived in writing by Omega, the obligation of Omega to consummate the transactions contemplated by this Agreement is subject to the satisfaction at or prior to the Closing Date of all of the following conditions:

(a)                                  Performance.  Each of the material acts and undertakings of Sun to be performed at or before the Closing Date pursuant to this Agreement shall have been duly performed.

(b)                                 No Material Adverse Effect.  No change in the business, property, assets (including loan portfolios), liabilities (whether absolute, contingent or otherwise), operations, liquidity, income, or financial condition of Sun or any of the Sun Subsidiaries shall have occurred since the date of this Agreement which has had, or would reasonably be likely to have, a Material Adverse Effect.

(c)                                  Representations and Warranties.  The representations and warranties contained in Article 3 of this Agreement shall be (i) true and correct in all respects to the extent that such representations and warranties include any Material Adverse Effect or other materiality qualifier, and (ii) true and correct in all material respects to the extent that such representations and warranties are not so qualified or limited, in all cases, when made and on and as of the Closing Date with the same effect as though made on and as of the Closing Date

(d)                                 Documents.  In addition to the documents described elsewhere in this Agreement, Omega shall have received the following documents and instruments:

(i)                                     the Voting Agreement of each director and executive officer of Sun, duly executed by such director or officer;

(ii)                                  a certificate signed by the Secretary or an assistant secretary of Sun dated as of the Closing Date certifying that:

(A)                              Sun’s Board of Directors and shareholders have duly adopted resolutions (copies of which shall be attached to such certificate) approving the substantive terms of this Agreement and authorizing the consummation of transactions contemplated by this Agreement and certifying that such resolutions have not been amended or modified and remain in full force and effect;

(B)                                each person executing this Agreement on behalf of Sun is an officer of Sun holding the office or offices specified therein, with full power and authority to execute this Agreement and any and all other documents in connection with the Merger, and that the signature of each person set forth on such certificate is his or her genuine signature,

(C)                                Sun’s Charter Documents, and the Charter Documents of each Sun Subsidiary, all as attached to such certificate, remain in full force and effect, and

(iii)                               a certificate signed by the Chairman of the Board, President and Chief Financial Officer of Sun stating that to the best of their knowledge and belief the conditions set forth in Sections 7.1(a), 7.1(b) and 7.1(c) of this Agreement have been satisfied; and

(iv)                              Certificates of Good Standing dated no later than 5 days prior to the Effective Time that each of Sun and its Subsidiaries are each in good standing in their jurisdictions of formation and any other jurisdiction where they are qualified to do business.

(e)                                  Opinion of Sun’s Counsel.  Omega shall have been furnished with an opinion of Sun’s legal counsel, dated the Closing Date, addressed to Omega, substantially to the effect set forth in Exhibit B-1.  Such opinion may (i) expressly rely as to matters of fact upon certificates furnished by appropriate officers of Sun or any Sun Subsidiary or appropriate Governmental Authorities; and (ii) in the case of matters of law governed by the laws of the states in which they are not licensed, reasonably rely upon the opinions of legal counsel duly licensed in such states and may be limited, in any event, to United States federal law, and the laws of the Commonwealth of Pennsylvania.

(f)                                    Other Business Combinations. Etc.  Neither Sun nor any Sun Subsidiary shall have entered into any agreement, letter of intent, understanding or other arrangement pursuant to which Sun or any Sun Subsidiary would merge, consolidate with, effect a business combination with, sell any substantial part of Sun’s or any Sun Subsidiary’s assets to, or acquire a significant part of the shares or assets of, any other Person (financial or otherwise); or adopt any “poison pill” or other type of anti-takeover arrangement, any shareholder rights provision, any “golden parachute” or similar program which would have the effect of materially decreasing the value of Sun or any Sun Subsidiaries or the benefits of the Merger to Omega.

(g)                                 Fairness Opinion. Omega shall have received a fairness opinion letter from independent financial adviser, Sandler O’Neill & Partners, L.P., dated the date hereof and to the effect that, the opinion of such adviser, the consideration to be received by the Sun Shareholders is fair to the shareholders of Omega from a financial point of view.

(h)                                 Tax Opinion.  Omega shall have received an opinion of Omega’s counsel, in form and substance reasonably satisfactory to Omega, to the effect that the Merger will constitute a tax-free reorganization within the meaning of Section 368(a) of the Code.  In rendering such opinion, Omega’s counsel may require and rely upon representations and covenants, including those contained in certificates of officers of Omega and others, reasonably satisfactory in form and substance to such counsel.

7.2                                 Conditions to the Obligations of Sun.  Unless waived in writing by Sun, the obligation of Sun to consummate the transactions contemplated by this Agreement is subject to the satisfaction at or prior to the Closing Date of all of the following conditions:

(a)                                  Performance.  Each of the material acts and undertakings of Omega to be performed at or prior to the Closing Date pursuant to this Agreement shall have been duly performed in all material respects.

(b)                                 No Material Adverse Effect.  No change in the business, property, assets (including loan portfolios), liabilities (whether absolute, contingent or otherwise), operations, liquidity, income, or financial condition of Omega or any of the Omega Subsidiaries shall have occurred since the date of this Agreement which has had, or would reasonably be likely to have, a Material Adverse Effect.

(c)                                  Representations and Warranties.  The representations and warranties contained in Article 4 of this Agreement shall be (i) true and correct in all respects to the extent that such representations and warranties include any Material Adverse Effect or other materiality qualifier, and (ii) true and correct in all material respects to the extent that such representations and warranties are not so qualified or limited, in all cases, when made and on and as of the Closing Date with the same effect as though made on and as of the Closing Date.

(d)                                 Documents.  In addition to the other deliveries of Omega described elsewhere in this Agreement, Sun shall have received the following documents and instruments

(i)                                     a certificate signed by the Secretary or an assistant secretary of Omega dated as of the Closing Date certifying that

(A)                              Omega’s Board of Directors and shareholders have duly adopted resolutions (copies of which shall be attached to such certificate) approving the substantive terms of this Agreement and authorizing the consummation of the transactions contemplated by this Agreement and certifying that such resolutions have not been amended or modified and remain in full force and effect, and

(B)                                each person executing this Agreement on behalf of Omega is an officer of Omega holding the office or offices specified therein, with full power and authority to execute this Agreement and any and all documents in connection with the Merger and that the signature of such person set forth on such certificate is his or her genuine signature,

(C)                                Omega’s Charter Documents, and the Charter Documents of each Omega Subsidiary, all as attached to such certificate, remain in full force and effect, and

(ii)                                  a certificate signed by the Chairman of the Board, President and Chief Officer of each of Omega stating that to the best of its knowledge and belief the conditions set forth in Sections 7.2(a), 7.2(b) and 7.2(c) of this Agreement have been satisfied; and

(iii)                               Certificates of Good Standing dated no later than 5 days prior to the Effective Time that each of Omega and its material Subsidiaries are each in good standing in their jurisdictions of formation and any other jurisdiction where they are qualified to do business.

(e)                                  Consideration.  Sun shall have received a certificate executed by an authorized officer of the Exchange Agent to the effect that the Exchange Agent has received and holds in its possession proper authorization to issue certificates evidencing shares of Omega

Common Stock and cash or other good funds sufficient to meet the obligations of Omega to the Sun Shareholders to deliver the Consideration under this Agreement.

(f)                                    Opinion of Omega’s Counsel.  Sun shall have been furnished with an opinion of counsel to Omega, dated as of the Closing Date, addressed to Sun, substantially to the effect set forth on Exhibit B-2.  Such opinion may (i) expressly rely as to matters of fact upon certificates furnished by appropriate officers of Omega or appropriate Government Authorities; and (ii) in the case of matters of law governed by the laws of the states in which they are not licensed, reasonably rely upon the opinions of legal counsel duly licensed in such states and may be limited, in any event, to United States federal law and the laws of the Commonwealth of Pennsylvania.

(g)                                 Fairness Opinion.  Sun shall have received a “fairness opinion” letter from its independent financial adviser, Keefe, Bruyette & Woods, or such other qualified third party, dated the date hereof and to the effect that, in the opinion of such adviser the Consideration to be received by the Sun Shareholders is fair to the Sun Shareholders from a financial point of view.

(h)                                 Tax Opinion.  Sun shall have received an opinion of Sun’s counsel, in form and substance reasonably satisfactory to Sun, to the effect that the Merger will constitute a tax-free reorganization within the meaning of Section 368(a) of the Code.  In rendering such opinion, Sun’s counsel may require and rely upon representations and covenants, including those contained in certificates of officers of Sun and others, reasonably satisfactory in form and substance to such counsel.

7.3                                 Conditions to Obligations of Each Party.  The obligations of each Party to effect the transactions contemplated hereby shall be subject to the fulfillment, at or prior to the Closing, of the following conditions:

(a)                                  No Pending or Threatened Claims.  No Proceeding shall be pending or threatened which presents a substantial risk of the restraint or prohibition of the transactions contemplated by this Agreement or the obtaining of material damages or other relief in connection therewith;

(b)                                 Approvals and Consents Obtained.  The Banking Approvals shall have been received and all other Consents required to consummate the transactions contemplated by this Agreement shall be been obtained, in each case without the imposition of any conditions that are not routinely included for the same approvals relating to transactions substantially similar to those contemplated by this Agreement which would materially affect the benefits normally expected to result from the transactions contemplated by this Agreement, and all waiting periods incidental to such approvals or notices given shall have expired; and

(c)                                  Approval of Shareholders.  Approval of this Agreement and the transactions contemplated hereby by the Sun Shareholders and the Omega Shareholders, as required by Applicable Law, the rules of the NASDAQ National Market and the applicable provisions of Sun’s or Omega’s Charter Documents.

(d)                                 Effectiveness of Registration Statement.  The Registration Statement has become effective under the Securities Act, and no stop order suspending the effectiveness of the

Registration Statement or preventing the use of the Prospectus/Proxy has been issued and no Proceedings for that purpose have been instituted or are pending or contemplated by the SEC or any state securities or other regulatory authority.

(e)                                  NASDAQ Listing.  A sufficient number of shares of Omega Common Stock for the purpose of issuing shares of Omega Common Stock to the Sun Shareholders in accordance with this Agreement are listed for trading on the NASDAQ National Market.

ARTICLE  8

TERMINATION

8.1                                 Termination.  This Agreement may be terminated at any time prior to the Closing, as follows:

(a)                                  By mutual consent of the Board of Directors of Sun and the Board of Directors of Omega;

(b)                                 By Omega or Sun in the event the Closing shall not have occurred by December 31, 2004, unless the failure of the Closing to occur shall be due to the failure of the Party seeking to terminate this Agreement to perform its obligations hereunder in accordance with this Agreement;

(c)                                  By either Omega or Sun upon written notice to the other Party, (i) upon denial of any Banking Approval or Governmental Approval necessary for the consummation of the Merger (or should any such approval include any condition or requirement that (A) is not routinely included for the same approvals relating to transactions substantially similar to those contemplated by this Agreement and (B) would materially adversely affect the benefits normally expected from the transactions contemplated hereby); provided, however, that either Omega or Sun may, upon written notice to the other, extend the term of this Agreement for ninety (90) days to prosecute diligently and overturn such denial (or imposition of such condition), provided that such denial (or imposition) has been appealed within twenty (20) business days of the receipt thereof or (ii) upon the failure to obtain the approval of the transactions contemplated by this Agreement by the Sun Shareholders at the Sun shareholders meeting to approve the same or (iii) upon the failure to obtain the approval of the transactions contemplated by this Agreement by the Omega Shareholders at the Omega shareholders meeting to approve the same;

(d)                                 By Omega or Sun in the event that there shall have been a material breach of any obligation, covenant, representation or warranty of the other Party hereunder and such breach shall not have been remedied within five days after receipt by the breaching Party of written notice from the other Party specifying the nature of such breach and requesting that it be remedied, or such longer period not to exceed 30 days as may be necessary to remedy such breach if the same cannot reasonably be remedied within five days;

(e)                                  By Omega should Sun or any Sun Subsidiary enter into any term sheet, letter of intent, agreement or similar type agreement with a view to being acquired by, or effecting a business combination with, any other Person; or any agreement to merge, to consolidate, to combine or to sell a material portion of its assets or to be acquired in any other manner by any other Person or to acquire a material amount of assets or a material equity position in any other Person, whether financial or otherwise;

(f)                                    By Omega should either Sun or any Sun Subsidiary enter into any formal agreement, letter of understanding, memorandum or other similar arrangement with any bank regulatory authority establishing a formal capital plan requiring Sun or any Sun Subsidiary to raise additional capital or to sell a substantial portion of its assets;

(g)                                 By Omega or Sun, if, at any time after the date of this Agreement and prior to obtaining the Sun Shareholders’ approval, Sun’s Board of Directors withdraws or modifies, in any manner adverse to Omega, its approval or recommendation of this Agreement or the Merger; and

(h)                                 By Sun, if (i) the average of the closing sales prices of Omega Common Stock, as reported on the NASDAQ National Market, for the 10 consecutive trading days ending 2 trading days prior to Closing (the “Omega Market Value”) is less than 80% of the closing sales price of Omega Common Stock ending on the trading day immediately prior to the public announcement of the Merger, and (ii) the quotient obtained by dividing the Omega Market Value by the closing sales price of Omega Common Stock ending on the trading day immediately prior to public announcement of the Merger is less than the number obtained when .20 is subtracted from the quotient obtained by dividing the Closing Price of the NASDAQ Bank Index on the trading day ending 2 days prior to Closing used in determining the Omega Market Value by the Closing Price of the NASDAQ Bank Index on the trading day immediately prior to the public announcement of the Merger.

If a Party should elect to terminate this Agreement pursuant to subsections (b), (c), (d), (e), (f), (g) or (h) of this Section, it shall give notice to the other Party, in writing, of its election in the manner prescribed in Section 9.1 of this Agreement.

8.2                                 Effect of Termination.  If this Agreement is terminated pursuant to Section 8.1, all further obligations of the Parties under this Agreement shall terminate without further liability of any Party to another; provided, however, that a termination under Section 8.1 shall not relieve any Party of any liability under Section 8 of this Agreement, for breach of this Agreement or for any misstatement or misrepresentation made hereunder prior to such termination, or be deemed to constitute a waiver of any available remedy for any such breach, misstatement or misrepresentation.

8.3                                 Fees.

(a)                                  Notwithstanding anything to the contrary herein, Sun hereby agrees to pay Omega, and Omega shall be entitled to receipt of, a fee of $8,000,000 if this Agreement is terminated, unless such termination is pursuant to Section 8.1(a), (b), (c), (d), (f) or (h).  If such termination is pursuant to Section 8.1(c)(ii) and within 120 days after the failure of the Sun Shareholders to approve this Agreement, Sun or any Sun Subsidiary enters into an agreement, letter of intent, memorandum of understanding or similar arrangement with anyone other than Omega to engage in an Acquisition Transaction (except that, for purposes of this Section 8.3(a), references to 10% and 25% in the definition of the term “Acquisition Transaction” shall be deemed to be a reference to 50%), in which case Sun shall pay, and Omega shall be entitled to receive, an additional amount equal to $8,000,000.

(b)                                 Sun hereby agrees that if this Agreement or the transactions contemplated hereby are terminated pursuant to Section 8.1(c)(ii) or (d) (in the event terminated by Omega due to a material breach by Sun), then Sun shall pay all Expenses of Omega; provided, however, that Sun shall not be required to pay any Expenses of Omega upon termination of this Agreement by Omega pursuant to Section 8.1(c)(ii) if Omega’s shareholders failed to approve the transactions contemplated by this Agreement at the Omega shareholders meeting to approve the same.

(c)                                  Omega hereby agrees that if this Agreement or the transactions contemplated hereby are terminated pursuant to Section 8.1(c)(iii) or (d) (in the event terminated by Sun due to a material breach by Omega), then Omega shall pay all Expenses of Sun; provided, however, that Omega shall not be required to pay any Expenses of Sun upon termination of this Agreement by Sun pursuant to Section 8.1(c)(iii) if Sun’s shareholders failed to approve the transactions contemplated by this Agreement at the Sun shareholders meeting to approve the same.

(d)                                 Sun shall pay to Omega the amounts to which Omega is entitled under this Section 8.3 within five (5) business days after the occurrence of the event that entitles Omega to receive such amount.  Omega shall pay to Sun the amounts to which Sun is entitled under Section 8.3(c) within five (5) business days after effective date of the termination of this Agreement by Sun pursuant to Section 8.1(d).

(e)                                  Sun shall notify Omega promptly in writing of its knowledge of the occurrence of any Acquisition Transaction; provided, however, that the giving of such notice by Sun shall not be a condition to the right of Omega to receive any payment under this Section 8.3.

ARTICLE  9

GENERAL PROVISIONS

9.1                                 Notices.  Any notice, request, demand and other communication which either Party hereto may desire or may be required hereunder to give shall be in writing and shall be deemed to be duly given if delivered personally or mailed by certified or registered mail (postage prepaid, return receipt requested), air courier or facsimile transmission, addressed or transmitted to such other Party as follows:

If to Omega:	Omega Financial Corporation
366 Walker Drive
State College, Pennsylvania 16804
Attn: David Lee, Chairman and Chief Executive
Officer
Fax: 814-231-5798

With copies to:	Blank Rome LLP
One Logan Square
Philadelphia, PA 19103
Fax: 215-832-5549
Attn: Lawrence R. Wiseman, Esquire

If to Sun:	Sun Bancorp, Inc.
155 North 15th Street
Lewisburg, Pennsylvania, 17837
Fax: 570-523-4307
Attn: Robert J. McCormack
President and Chief Executive Officer

With copies to:	Shumaker Williams, P.C.
3425 Simpson Ferry Road
P O Box 88
Harrisburg, PA 17108-0088
Fax: 717-909-1633
Attn: Nicholas Bybel, Jr., Esquire

or to such other address as any Party hereto may hereafter designate to the other Parties in writing.  Notice shall be deemed to have been given on the date reflected in the proof or evidence of delivery, or if none, on the date actually received.

9.2                                 Governing Law.  This Agreement shall be governed by, and construed and enforced a accordance with, the internal laws, and not the laws pertaining to choice or conflicts of laws, of the Commonwealth of Pennsylvania, unless and to the extent that federal law controls.  Disputes arising between the Parties in connection with this Agreement or the transactions that are the subject of this Agreement shall be heard in a court of competent jurisdiction located in Harrisburg, Pennsylvania or in the Middle District of Pennsylvania.

9.3                                 Counterparts.  This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which shall constitute but one and the same instrument.

9.4                                 Publicity.  The Parties hereto will consult with each other with regard to the terms and substance of any press releases, announcements, communications with customers, employees or shareholders, or other public statements with respect to the transactions contemplated hereby.  To the extent practicable, each Party shall provide the proposed text of any such press release, announcement, public statement or communication with customers, employees or shareholders to the other Party prior to its publication, shall permit such other Party a reasonable period to provide comments thereon, and shall not issue the same over the other Party’s reasonable objection.

9.5                                 Entire Agreement; No Third Party Beneficiaries; Assignment.  This Agreement, together with the recitals and definitions appearing at the beginning hereof, and the Schedules, Annexes and Exhibits required to be delivered hereunder and any amendments or addenda hereafter executed and delivered in accordance with this Section constitute the entire agreement of the Parties hereto pertaining to the transactions contemplated hereby and supersede all prior written and oral (and all contemporaneous oral) agreements and understandings of the Parties hereto concerning the subject matter hereof.  The Schedules, Annexes and Exhibits attached hereto or furnished pursuant to this Agreement are hereby incorporated as integral parts of this Agreement.  Except to the extent otherwise provided herein, by specific language and not by mere implication, this Agreement is not intended to confer upon any other Person not a Party to this Agreement any rights or remedies hereunder.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either of the Parties (whether by operation of law or otherwise) without the prior written consent of the other Party.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

9.6                                 Severability.  If any portion or provision of this Agreement should be determined by a court of competent jurisdiction to be invalid, illegal or unenforceable in any jurisdiction, such portion or provision shall be ineffective as to that jurisdiction to the extent of such invalidity, illegality or unenforceability, without affecting in any way the validity or enforceability of the remaining portions or provisions hereof in such jurisdiction or rendering that or any other portions or provisions of this Agreement invalid, illegal or unenforceable in any other jurisdiction.

9.7                                 Modifications, Amendments and Waivers.  At any time prior to the Closing or termination of this Agreement, the Parties may:

(a)                                  extend the time for the performance of any of the obligations or other acts of the other Party hereto;

(b)                                 waive any inaccuracies in the representations and warranties made by the other Party contained in this Agreement or in the Schedules or Exhibits hereto or any other document delivered pursuant to this Agreement;

(c)                                  waive compliance with any of the covenants or agreements of the other Party contained in this Agreement to the extent permitted by Applicable Law; and

(d)                                 amend or add to any provision of this Agreement; provided, however, that no provision of this Agreement may be amended or added to other than by an agreement in writing duly executed by the Parties or their respective successors in interest and expressly stating that it is an amendment to this Agreement.

9.8                                 Interpretation.  All headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  The terms “herein,” “hereof,” “hereby,” “hereunder” and other similar terms refer to this Agreement as a whole and not only to the particular Article, Section or other subdivision in which any such terms may be employed.  References to Articles, Sections, Schedules, Exhibits and other subdivisions refer to the Articles, Sections, Schedules, Exhibits and other subdivisions of this Agreement.  A reference to any Person shall include such Person’s predecessors.  All accounting terms not otherwise defined herein have the meanings assigned to them in accordance with GAAP.  The words “includes” and “including” and their syntactical variants mean “includes, but is not limited to” and “including, without limitation,” and corresponding syntactical variant expressions.  Use of the plural form of a word shall be deemed to include the singular and vice versa.

9.9                                 Payment of Expenses.  Except as set forth herein, Omega and Sun shall each pay its own fees and Expenses; provided however, that the costs and expenses of printing and mailing the Prospectus/Proxy, and all filing and other fees paid to the SEC in connection with the Merger, shall be borne equally by the Parties.

9.10                           Provisions Which Survive.  Except for the agreements of the Parties in Sections 1.2(c), 1.2(d), 1.2(e), 2.2, 2.4(e), 2.5, 6.3, 6.5, 8.2, 8.3, 9.9, 9.10, and 9.13, which shall survive the Closing, none of the representations, warranties and conditions of the Parties contained in this Agreement or in any instrument of transfer or other document delivered in connection with the transactions contemplated by this Agreement shall survive the Closing or other termination of this Agreement.  The agreements of the Parties in Sections 1.2(c), 1.2(d), 1.2(e), 2.2, 2.5, 6.3 and 6.5 shall be enforceable directly by each Person benefited or intended to be benefited by such sections.

9.11                           No Waiver.  No failure, delay or omission of or by either Party in exercising any right, power or remedy upon any breach or default of the other Party shall impair any such rights, powers or remedies of the Party not in breach or default, nor shall it be construed to be a waiver of any such right power or remedy, or an acquiescence in any similar breach or default nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring.  Any waiver, permit, consent or approval of any kind or character on the part of either Party of any provisions of this Agreement must be in writing and must be executed by each Party and shall be effective only to the extent specifically set forth in such writing.

9.12                           Remedies Cumulative.  All remedies provided in this Agreement, by law or equity, shall be cumulative and not alternative.

9.13                           Confidentiality.  Any non-public or confidential information disclosed by or on behalf of either Sun (or any Sun Subsidiary) or Omega (or any Omega Subsidiary) to the other Party or any of its respective Subsidiaries or Affiliates pursuant to this Agreement or as a result of the discussions and negotiations leading to this Agreement, or otherwise disclosed, or to which any other Party has acquired or may acquire access, shall be kept strictly confidential and shall not be used in any manner by the recipient except in connection with the transactions contemplated by this Agreement.  To that end, the Parties will each, to the maximum extent practicable restrict knowledge of and access to non-public or confidential information of the other Party to its officers, directors, employees and professional advisors who are directly involved in the transactions contemplated hereby and reasonably need to know such information.  Further to that end, all non-public or confidential documents (including all copies thereof) obtained hereunder by any Party shall be returned as soon as practicable after any termination of this Agreement.

Signatures appear on following page

IN WITNESS WHEREOF, each of the Parties hereto has duly executed and delivered this Agreement or has caused this Agreement to be executed and delivered in its name and on its behalf by its representative thereunto duly authorized, all as of the date first written above.

SUN BANCORP, INC.

By:	/s/ Robert J. McCormack
Robert J. McCormack
President and Chief Executive Officer

OMEGA FINANCIAL CORPORATION

By:	/s/ David Lee
David Lee
Chairman and Chief Executive Officer

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]